Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

i3 VERTICALS, LLC, i3 HEALTHCARE SOLUTIONS, LLC,

AND

INFINX, INC.

DATED AS OF

MAY 5, 2025

i

ii

List of Annexes and Exhibits

Annex I        Sample Net Working Capital Calculation
Annex II     Allocation of Purchase Price Among Equity Interests
Annex III    Purchase Price Asset Allocation Methodology

Exhibit A:     Form of Equity Interest Assignment
Exhibit B:     Form of Restrictive Covenant Agreement
Exhibit C:     Form of Transition Services Agreement
Exhibit D:     Form of R&W Insurance Policy
Exhibit E:     Form of Contribution and Assignment Agreement
Exhibit F:    Form of Employee Leasing Agreement
iii

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 5, 2025, by and among (i) Infinx, Inc. a Texas corporation (“Buyer”), (ii) i3 Verticals, LLC, a Delaware limited liability company (“Seller Parent”), and (iii) i3 Healthcare Solutions, LLC, a Delaware limited liability company (“Seller,” and collectively with Seller Parent, the “Seller Parties”). Buyer and Seller Parties are sometimes individually referred to as a “Party”, and collectively, as the “Parties.” Capitalized terms used in this Agreement have the meanings assigned to such terms in ARTICLE I and elsewhere throughout this Agreement.
RECITALS
WHEREAS, Seller Parent owns all of the issued and outstanding Equity Interests of Seller;
WHEREAS, Seller owns all of the issued and outstanding Equity Interests of H-Pac Computer Systems, LLC, a Delaware limited liability company, DuxWare, LLC, a Delaware limited liability company, ACS-Medical Business Solutions, LLC, a Delaware limited liability company, and i3-iMed, LLC, a Delaware limited liability company (collectively, the “Acquired Entities” and each an “Acquired Entity”);
WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, at the Closing, all of the issued and outstanding Equity Interests of the Acquired Entities (the “Purchased Equity Interests”), in each case, upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, Buyer and the Seller Parties each expect to benefit from the consummation of the transactions contemplated hereby and, to induce each other to enter into this Agreement, agree to be bound by the terms and provisions in this Agreement.
NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parties, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“Acquired Entity Cash and Cash Equivalents” means, as of any date or time, any specified date or time, the consolidated cash and cash equivalents and marketable securities of the Acquired Entities available on hand or held in bank accounts of the Acquired Entities (which, for the avoidance of doubt, shall (x) include checks, wires and drafts received by the Acquired Entities but not yet cashed or credited as of such time, and (y) be net of checks, wires and drafts issued by the Acquired Entities but not yet cashed or deducted as of such time).
“Acquired Entity Indebtedness” means, as of any date or time, the Indebtedness of the Acquired Entities. For the avoidance of doubt, Acquired Entity Indebtedness shall not include (i) any Indebtedness of the Acquired Entities arising solely as a result of guarantees provided by any such entities pursuant to the Credit Agreement, which will be released at or prior to Closing, or (ii) any Indebtedness of the Seller Parties and their Affiliates that are not Acquired Entities so long as an Acquired Entity does not, and following the Closing will not, have any liability with respect to such Indebtedness of the Seller Parties and their Affiliates that are not Acquired Entities.

“Acquired Entity Transaction Expenses” means, to the extent not paid as of the Closing, without duplication (including any duplication with respect to Acquired Entity Indebtedness), the aggregate amount of all fees, costs and expenses, incurred by or on behalf of the Acquired Entities (excluding, for avoidance of doubt, the Seller Parties and their Affiliates that are not Acquired Entities) at or prior to the Closing in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreement including (i) all brokers’ or finders’ fees of the Acquired Entities, and (ii) all fees, costs and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts of the Acquired Entities.
“Action” means any suit, litigation, arbitration, action, audit, examination, inquiry, investigation or other proceeding heard by or before, or otherwise involving, any Governmental Authority.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise. For the avoidance of doubt, any Person that is a direct or indirect Subsidiary of Ultimate Seller Parent is an Affiliate of (i) Ultimate Seller Parent, (ii) Seller Parent, (iii) Seller, and (iv) prior to the Closing, each Acquired Entity.
“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.
“Ancillary Agreements” means each of the Restrictive Covenant Agreements, Transition Services Agreement, Employee Leasing Agreement, Contribution Agreement, and any other ancillary documents, agreements, certificates or other instruments delivered pursuant to the terms of this Agreement.
“Applicable Accounting Practices” means GAAP (in effect as of the date hereof), and to the extent consistent with GAAP (in effect as of the date hereof), the accounting methods, policies, practices and procedures, including classification and estimation methodology, used by the Seller Parties in the preparation of the Financial Statements.
“Benefit Plan” of any Person means any “employee pension benefit plan” or “employee welfare benefit plan” (as such terms are defined in Sections 3(2) and 3(1) of ERISA, respectively), each material employment or consulting agreement or offer letter, each bonus, incentive, deferred compensation, retention, change in control, pension, retirement, welfare, life insurance, illness benefit, post-employment welfare, profit-sharing, severance, stock purchase, stock option or equity incentive, warrant or other material benefit plan, policy, agreement, arrangement or program, whether or not subject to ERISA and whether or not funded.
“Business Data” means all proprietary and confidential business information and all Personal Information that is in the possession or control of the Acquired Entities and is Processed by any of the Business Systems.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Nashville, Tennessee are authorized or obligated by Law or executive order to close.
“Business Employee Pro Rata Annual Bonus Amounts” means all amounts that would have been payable by Ultimate Seller Parent and its Affiliates to the Continuing Employees under the annual bonus program of Ultimate Seller Parent and its Affiliates with respect to the portion of the annual bonus period through the Closing Date.
“Business Employees” means the employees of the Seller Parties and their Affiliates set forth on Schedule 3.16(a).
“Business Intellectual Property” means the Owned IP and any other Intellectual Property used and that is material to or as necessary for the operation of the business of the Acquired Entities.
“Business Material Adverse Effect” means any change, event, effect, circumstance, condition or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the financial condition, business or results of operations of the Acquired Entities, taken as a whole, or (b) the ability of the Seller Parties to perform their obligations under this Agreement or consummate the Transactions; provided, however, that none of the following (or the results thereof) shall constitute or be taken into account, either alone or in combination, in determining whether a Business Material Adverse Effect has occurred: (i) conditions generally affecting the United States or global economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world, or conditions generally affecting any industry or geographic region in which the Acquired Entities operate, (ii) any national or international political or social conditions, including the threatening or engagement in and outbreak or escalation of hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military, cyber or terrorist attack upon the United States or any other country or jurisdiction in which the Acquired Entities operate or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel, and any other geopolitical conditions, protests or public demonstrations (including civil unrest, vandalism or looting), acts of insurrection, or sabotage, (iii) changes or prospective changes in GAAP (or authoritative interpretations thereof), (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any Governmental Authority, (v) any matter disclosed in the Disclosure Schedules, (vi) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster, epidemics, disease outbreaks, pandemics or other public health emergencies, acts of God or any change resulting from weather events, conditions or circumstances, or other force majeure events, (vii) any failure by the Acquired Entities to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the underlying causes of such failure may be considered in determining whether a Business Material Adverse Effect has occurred to the extent not otherwise excluded from being taken into account), or (viii) any change in the market price, credit rating or trading volume of shares of the Ultimate Seller Parent Common Stock on the Nasdaq Global Select Market (it being understood that the underlying causes of such failure may be considered in determining whether a Business Material Adverse Effect has occurred to the extent not otherwise excluded from being taken into account); provided, further that the events set forth in the foregoing clauses (i), (ii), (iii) or (iv) may be taken into account in determining whether there has been a Business Material Adverse Effect to the extent that such events have a disproportionate adverse effect on the Acquired Entities, taken as a whole, or its business relative to other participants in the industry in which the Acquired Entities operate.
“Business Systems” means all Software (including Proprietary Software), computer hardware (whether general or special purpose), computing device, and all other information technology systems and assets, including any outsourced systems and processes that are owned or used by or for any Acquired Entity.

“Buyer Confidentiality Letter Agreement” means that certain confidentiality letter agreement dated as of April 23, 2025, by and between Seller Parent and Buyer.
“Buyer Material Adverse Effect” means any change, event, effect, circumstance or development that, individually or in the aggregate, has or would reasonably be expected to have a material and adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the Transactions.
“Closing Consideration” means the amount equal to (a) ninety-six million dollars ($96,000,000.00), minus (b) the Acquired Entity Indebtedness, plus (c) Acquired Entity Cash and Cash Equivalents, minus (d) the Acquired Entity Transaction Expenses, plus (e) the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital, minus (f) the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital.
“Closing Net Working Capital” means the Net Working Capital as of the Effective Time.
“Code” means the United States Internal Revenue Code of 1986, as amended, or any superseding United States internal revenue law.
“Contracts” means any legally binding, whether written or oral, contracts, agreements, instruments, certificates, licenses, sublicenses, leases, subleases, franchises, commitments, undertakings, arrangements, mortgages, security interests, or guarantees together with any amendments, restatements, supplements or other modifications thereto.
“Credit Agreement” means that certain Credit Agreement, dated as of May 8, 2023, among Seller Parent, each guarantor party thereto from time to time, each lender party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent for the lenders, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Data Privacy Laws” means any applicable Laws governing the protection, privacy and security of, and breach notification relating to, Processing of Personal Information by the Acquired Entities, including, to the extent applicable to an Acquired Entity, the following Laws: (a) the Fair Credit Reporting Act (FCRA) of 1970, as amended; (b) the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM); (c) the Telephone Consumer Protection Act (TCPA) of 1991, as amended; (d) the Telecommunications Act of 1996, as amended; (e) the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended; (f) the Financial Modernization Act (Gramm-Leach-Bliley Act (GLBA)) of 1999, as amended; and (g) U.S. state data breach notification Laws and U.S. state Laws governing the use and disclosure of Personal Information.
“Data Room” means the virtual data room titled “Project P2” hosted by Raymond James & Associates, Inc. on Venue.
“Data Security Requirements” means, collectively, all of the following solely to the extent relating to the Processing of Personal Information or otherwise relating to breach notification requirements and applicable to the business of the Acquired Entities as currently conducted: (i) the Acquired Entities’ published policies and procedures; and (ii) all applicable Data Privacy Laws.
“Effective Time” means 12:01 a.m. (central time) on the Closing Date.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person, and (b) any option, warrant, purchase right, conversion right, exchange right or other Contract that would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, voting, governance, earnings, losses or gains of such Person (including equity appreciation, phantom equity, profit participation or other similar rights).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. Sec. 1001, et seq.).
“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and any similar or successor programs with or for the benefit of any Governmental Authority.
“Flow-Through Tax” means any Tax based on or measured by the income or net income of the Acquired Entity for which Seller or Seller Parent (or the direct or indirect equityholders thereof) have primary liability under the Code or other applicable state, local or non-U.S. Tax Laws.
“Flow-Through Tax Return” means any Tax Return with respect to Flow-Through Taxes and any state, local or non-U.S. Tax Returns that are based on a Flow-Through Tax Return.
“Fraud” means, with respect to a Party to this Agreement, intentional fraud by such Party with respect to any representations or warranties set forth in ARTICLE III or ARTICLE IV of this Agreement, as applicable (as qualified by any Disclosure Schedule thereto).
“GAAP” means generally accepted accounting principles, consistently applied, in the United States as promulgated by all relevant accounting authorities.
“Governing Documents” means the (a) document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal organizational affairs and (b) any stockholders’ agreement, limited liability company agreements, partnership agreement, investor rights agreement, voting agreement, right of first refusal and co-sale agreement or any other document comparable to those described in clause (a) as may be applicable to such Person pursuant to applicable Law or by Contract, together with any legally binding amendments, restatements, supplements or other modifications thereto.
“Governmental Authority” means any governmental agency or authority of the United States, any domestic state, any local jurisdiction, any foreign country and any political subdivision or agency thereof, including any court, administrative agency, instrumentality or commission.
“Health Care Laws” means all applicable Laws relating to billing, coding, or payment for health care products or services, including professional clinical or medical services, including, without limitation, (i) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal physician self-referral law (42 U.S.C. § 1395nn), and any regulations promulgated pursuant to such Laws; (ii) all professional licensure and practice Laws, including those governing the practice of medicine and other healing professions including, without limitation, Laws relating to fee-splitting and the corporate practice of medicine and other licensed healing professions; and (iii) any other Laws applicable to the Acquired Entities that regulate kickbacks, payments for referrals, illegal remuneration, fraud and abuse, or the making of false claims, false statements or misrepresentations of material facts to any payor of health care products or services.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. Section 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. Section 17921 et seq.) and any laws implementing the provisions of HIPAA including all regulations or guidance promulgated pursuant to such Laws.
“Incidental License” means (1) non-exclusive licenses that are incidental to the provision of products or services to the Acquired Entities or by the Acquired Entities to any customers or vendors (e.g., a license grant to use an Acquired Entity’s name in a customer list for a third-party vendor), (2) Contracts for the assignment of Intellectual Property from employees or independent contractors in the ordinary course of business, (3) rights granted under non-disclosure agreements, and (4) licenses to embedded Software, including in hardware devices.
“Income Tax” means any U.S. federal, state, local, or non-U.S. Tax based upon or measured by net income of the relevant one or more Acquired Entities.
“Income Tax Return” means any Tax Return with respect to Income Taxes.
“Indebtedness” means, with respect to any Person without duplication: (i) any outstanding indebtedness of such Person for borrowed money, including accrued interest, prepayment premium, penalties or fees, or costs or expenses related thereto, whether short-term or long-term, and whether secured or unsecured, (ii) any outstanding obligations of such Person evidenced by bonds, notes or other similar instruments; (iii) any obligations of such Person in respect of letters of credit (but excluding the undrawn portion thereof, if any); and (iv) any reimbursement obligations of such Person with respect to performance bonds, customs bonds, surety bonds, bankers acceptances and fidelity bonds; provided, however, that any obligations of any Person under any credit cards utilized in the business of such Person will not be considered Indebtedness.
“Independent Accounting Firm” means an independent accounting firm mutually selected by Buyer and the Seller Parties; provided, however, that any individuals at the Independent Accounting Firm who will be assisting in any engagement hereunder pursuant to the terms of Section 2.5 must not (unless otherwise mutually approved by Buyer and the Seller Parties) have any preexisting relationship with Buyer or the Seller Parties or their respective Representatives and Affiliates.
“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (i) all patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, and reexaminations in connection therewith, (ii) Trademarks and all registrations, applications and renewals in connection therewith (together with the goodwill associated therewith), (iii) copyrights and all works of authorship (whether or not copyrightable), and all registrations, applications and renewals in connection therewith, (iv) Software, (v) internet domain names, (vi) trade secrets, know-how, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications and confidential and proprietary information, and (vii) copies and tangible embodiments of the foregoing to the extent protectable by applicable Law.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge” means, with respect to the Seller Parties, (i) the actual knowledge of the individuals set forth on Schedule 1.1(a), and (ii) the knowledge that each of the individuals set forth on Schedule 1.1(a) would have had after a reasonable inquiry of such individual’s direct reports having responsibility for matters covered by the applicable representation or warranty in connection with such Person’s review of this Agreement; provided, that it is understood and agreed that the individuals listed above shall have no personal liability in any manner whatsoever hereunder or otherwise related to the Transactions solely by virtue of being named in this definition.
“Law” means any foreign, provincial, federal, state, local or other law (including common law), statute, ordinance, rule, ruling, act, constitution, code, treaty, regulation, judgment, injunction, executive order, order, or decree of any Governmental Authority.
“Liens” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder, limited liability company or similar agreement, encumbrance or any other similar restriction or limitation whatsoever.
“Losses” means losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees).
“Net Working Capital” means, as of any date:
(a)without duplication, the sum of the current assets of the Acquired Entities (excluding, to the extent otherwise includable as current assets, (i) Acquired Entity Cash and Cash Equivalents; (ii) any inter-company receivables payable by Ultimate Seller Parent and its controlled Affiliates (excluding the Acquired Entities) to the Acquired Entities, and (iii) any income or deferred Tax assets); minus
(b)without duplication, the sum of the current liabilities of the Acquired Entities (excluding, to the extent otherwise includable as current liabilities, (i) any Acquired Entity Indebtedness, (ii) any Acquired Entity Transaction Expenses, (iii) any inter-company payables payable by the Acquired Entities to Ultimate Seller Parent and its controlled Affiliates (excluding the Acquired Entities), (iv) any Income Taxes or deferred Tax liabilities, (v) any Business Employee Pro Rata Annual Bonus Amounts, and (vi) the Retained Continuing Employee Liabilities (provided that, for the avoidance of doubt, the Accrued Effective Time Payroll and PTO will be included as a current liability)), in any such case determined in accordance with the Applicable Accounting Practices and as described in Annex I.
The Parties agree that (i) the purpose of preparing and calculating the Net Working Capital hereunder is to measure changes in Net Working Capital, and such processes are not intended to permit the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies, and (ii) the calculation of Net Working Capital shall exclude any purchase accounting adjustments or impacts. An example calculation of Net Working Capital as of March 31, 2025, solely for illustrative purposes, is attached hereto as Annex I.
“Open Source Software” means (i) any Software licensed or distributed as free Software, open source Software (e.g. Linux) or under similar licensing or distribution models, (ii) any Software licensed pursuant to a Reciprocal License, and/or (iii) Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), Copyleft Software, the Artistic License (e.g., PERL); BSD, MIT, the Mozilla Public License, the Netscape Public License; the Sun Community Source License (SCSL); the Sun Industry Source License (SISL) and the Apache Software License.
“Owned IP” means all Intellectual Property that is owned by the Acquired Entities, including the Registered Intellectual Property.

“PCI-DSS” means the Payment Card Industry Data Security Standards developed and published by the Payment Card Industry Security Standards Counsel.
“Permitted Liens” means (i) Liens for Taxes not yet delinquent or Taxes being contested in good faith by any appropriate proceeding, (ii) statutory landlord’s, mechanic’s or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and which are set forth on the face of the Latest Balance Sheet, (iii) Liens created in connection with capitalized lease obligations, (iv) easements, rights-of-way, covenants, conditions, restrictions, minor title defects and other similar Liens of record, provided, that no such item described in this clause (iv) materially and adversely impairs the current use or occupancy of the property subject thereto, (v) zoning, building and other land use Laws imposed by any Governmental Authority having jurisdiction that are not violated in any material respect by the current use or occupancy of the property subject thereto, (vi) encroachments and other matters that would be shown in an accurate survey or physical inspection of the property subject thereto, and (vii) Liens with respect to the Credit Agreement, only to the extent such Liens described in this clause (vii) are released in connection with the Closing.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.
“Personal Information” means any information that identifies a specific natural Person, that is in possession or control of the Acquired Entities and is regulated by one or more Data Privacy Laws.
“Pre-Closing Tax Period” means (i) any taxable year or period ending on or before the Closing Date; and (ii) for any Straddle Period, the portion thereof ending on (and including) the Closing Date.
“Pre-Closing Taxes” means, without duplication, (i) any Taxes imposed on the Acquired Entities for any Pre-Closing Tax Period; and (ii) any Taxes of the Seller Parties or any of their Affiliates (other than any Acquired Entity) for which any Acquired Entity is liable under Treasury Regulations Section 1.1502-6 (or under any similar provision of state, local or non-U.S. Law).
“Process,” “Processed” or “Processing” means the collection, use, import, export, processing, recording, erasure, storage, sharing, distribution, transfer, disclosure, or destruction of any Personal Information.
“Proprietary Software” means the Software owned by the Acquired Entities.
“R&W Insurance Policy” means the Buyer-side representations and warranties insurance policy, in substantially the form attached hereto as Exhibit D, to be obtained by Buyer or any of its Affiliates in connection with the Transactions (as such policy may be amended, modified or supplemented from time to time in accordance with the terms hereof), which provides for (i) a retention amount of $480,000 and (ii) a limit of liability amount of $20,000,000 (the “R&W Insurance Policy Limit Amount”).
“R&W Insurance Policy Cost” means the premium for, and any fees, costs and expenses payable by Buyer to the underwriter and broker for the R&W Insurance Policy in connection with obtaining and binding the R&W Insurance Policy at or prior to the Closing, including any underwriting, broker or legal fees or expenses, due diligence costs, applicable surplus line or premium Tax or any similar Tax, fee or surcharge.
“Reciprocal License” means a “copyleft”, “viral”, or other license to Open Source Software that requires as a condition of its use, modification, or distribution such Open Source Software, or other

Software incorporated into, derived from, or distributed with such Open Source Software, be: (A) disclosed or distributed in Source Code form; (B) licensed to a third party for the purpose of or otherwise allow making modifications or derivatives works or be decompiled, disassembled, or reverse engineered; (C) be made available for use by any third party; or (D) redistributable by such third party at no charge. Reciprocal Licenses include all versions of the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Public License, the GNU Affero General Public License, Common Development and Distribution License, and Eclipse Public License.
“Registered Intellectual Property” means all Owned IP that is the subject of registration (or an application for registration) with any Governmental Authority, and any domain name that is owned by the Acquired Entities that is the subject of any registration with any domain name registrar.
“Representatives” means, with respect to any Person, such Person’s officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, financial advisors, potential financing sources or other authorized representatives.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Names and Marks” means, collectively, any and all (i) Trademarks of the Seller Parties or any Subsidiary of the Seller Parties that (a) include the name “i3” or “i3 Verticals”, or (b) are otherwise used or held for use in the business of the Seller Parties or any Subsidiary of the Seller Parties (but excluding the Trademarks of the Acquired Entities set forth on Schedule 1.1(b)), either alone or in combination with any other Trademarks, words, symbols, designs, or other formatives, and/or with respect to the foregoing, any variation nor other derivative of, and any Trademark that is comprised or derived from or confusingly similar to any of the foregoing and (ii) the reputation or goodwill, registrations, and applications of the Seller Parties or any of their Subsidiaries associated with any of the foregoing, including all associated rights in any jurisdiction with respect to any of the foregoing, including any common law rights.
“Seller Tax Matter” means (a) filing, amending, re-filing or supplementing any Tax Return of any Acquired Entity with respect to any Pre-Closing Tax Period; (b) causing or permitting the change or adoption of any accounting method or convention or Tax position that shifts taxable income from a taxable period (or portion thereof) beginning after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or that shifts deductions or losses from a taxable period (or portion thereof) ending on or before the Closing Date to a taxable period (or portion thereof) beginning after the Closing Date; (c) initiating or entering into any voluntary disclosure, tax amnesty or similar process, procedure or program with any Governmental Authority or representative thereof regarding any Tax (whether asserted or un-asserted) or Tax Return (whether filed or unfiled) of any Acquired Entity with respect to any Pre-Closing Tax Period; (d) extending or waiving any statute of limitations relating to any Tax or Tax Return of any Acquired Entity with respect to a Pre-Closing Tax Period; (e) seeking or requesting any private letter ruling of the IRS or comparable written rulings or guidance issued by another Governmental Authority with respect to any Acquired Entity that could affect any Pre-Closing Tax Period; or (f) taking any action not otherwise contemplated by this Agreement outside the ordinary course of business or inconsistent with past practices of any Acquired Entity on the Closing Date following the Closing if such action would reasonably be expected to increase the Tax liability of a Seller Party or any of its Affiliates for any Pre-Closing Tax Period (including any Straddle Period).

“Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies (in object code or source code format), data and databases (whether machine readable or otherwise), and related documentation and materials.
“Source Code” means computer software in a form that is readily suitable for review and edit by trained programmers, including related programmer comments and documentation embedded therein.
“Straddle Period” means any taxable year or period that includes, but does not end on, the Closing Date.
“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock or other Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
“Target Net Working Capital” means $2,985,885.
“Tax” means any U.S. or non-U.S. federal, state, county, local, provincial or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital unit, license, payroll, wage or other withholding, employment, social security (or similar), severance, stamp, occupation, premium, windfall profits, customs duties, unemployment, disability, value added, healthcare, alternative or add on minimum, estimated and other taxes and any fee, custom, impost, assessment, obligation, levy, tariff, charge or duty in the nature of a tax (including penalties, interest, additional amounts and other charges or fees attributable thereto).
“Tax Return” means any return, form, declaration, report, claim for refund, information return, certificate, bill, document, declaration of estimated Taxes or other information (including any schedule, appendix or attachment thereto) and any amendment thereof, required or permitted to be filed or supplied in connection with the imposition, determination, assessment or collection of any Tax or the administration, implementation or enforcement of or compliance with any Laws relating to any Tax.
“Trademarks” means trademarks, service marks, brand names, corporate names, trade names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing.
“Transaction Tax Deductions” means, without duplication and regardless of by whom paid and whether or not paid prior to, at or after the Closing, the amount of any losses, deductions or credits for Income Tax purposes that are related to the payment or accrual of Acquired Entity Transaction Expenses or any items included in Indebtedness or Net Working Capital, in each case, as finally determined and assuming that the seventy percent (70%) safe harbor election under IRS Revenue Procedure 2011-29 is made with respect to any “success-based fees” to the extent that such election is available, including any amount that would have been an Acquired Entity Transaction Expense had such amount not been paid prior to Closing.
“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury under the Code, as amended, and any reference to any particular section of the Treasury Regulations section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.
“Ultimate Seller Parent” means i3 Verticals, Inc., a Delaware corporation.
“Ultimate Seller Parent Common Stock” means the Class A common stock of Ultimate Seller Parent, par value $0.0001 per share.
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, together with any similar state, local or foreign Laws.
Section 1.2Cross-References to Other Defined Terms.

Term	Section
Accrued Effective Time Payroll and PTO	5.8(g)
Acquired Entity(ies)	Recitals
Acquired Entity Indemnified Parties	5.5(b)
Actual Acquired Entity Cash and Cash Equivalents	2.5(a)
Actual Acquired Entity Indebtedness	2.5(a)
Actual Acquired Entity Transaction Expenses	2.5(a)
Actual Net Working Capital Amount	2.5(a)
Agreement	Preamble
Allocation Statement	5.4(h)
Annual Financial Statements	3.5(a)(ii)
Applicable Period	5.1(a)
Applicable Records	5.1(a)
Asset Allocation Methodology	5.4(h)
Assumed Continuing Employee Liabilities	5.8(g)
Attorney Communications	7.16
BBS	7.16
Benefits Continuation Period	5.8(b)
Business Employee Hiring Date	5.8(a)
Buyer	Preamble
Buyer Indemnified Persons	6.2
Buyer Released Claims	7.15(a)
Buyer Released Parties	7.15(b)
Buyer Releasing Person	7.15(a)
Buyer Severance Event	5.8(h)

Term	Section
Buyer Tax Return	5.4(a)(ii)
Closing	2.3
Closing Date	2.3
Closing Statement	2.2(b)
COBRA	5.8(g)
Confidentiality Agreement	5.2(a)
Continuing Employees	5.8(a)
Contribution Agreement	2.4(a)(viii)
Data Room Contract	3.14(b)
D&O Tail	5.6(a)
Deductible	6.6(b)
Disclosure Schedules	ARTICLE III
Dispute Notice	2.5(b)
Dispute Notification Period	2.5(b)
Employee Leasing Agreement	2.4(a)(ix)
Employment Matters	3.16(d)
Enforceability Exceptions	3.2(b)
ERISA Affiliate	3.17(b)
Estimated Acquired Entity Cash and Cash Equivalents	2.2(b)
Estimated Acquired Entity Indebtedness	2.2(b)
Estimated Acquired Entity Transaction Expenses	2.2(b)
Estimated Closing Consideration	2.2(b)
Estimated Closing Net Working Capital	2.2(b)
Final Acquired Entity Cash and Cash Equivalents	2.5(d)
Final Acquired Entity Indebtedness	2.5(d)

Term	Section
Final Acquired Entity Transaction Expenses	2.5(d)
Final Closing Consideration	2.5(d)
Final Net Working Capital Amount	2.5(d)
Financial Statements	3.5(a)
Governmental Authority Contract	3.3(b)
HHS	3.20(b)
Indemnification Notice	6.4
Indemnification Obligations	6.2
Indemnified Party	6.4
Indemnifying Party	6.4
IRCA	3.16(d)
Latest Balance Sheet	3.5(a)(i)
Latest Balance Sheet Date	3.5(a)(i)
Legacy Websites	5.10
Malicious Code	3.13(g)
Material Contracts	3.14(a)
Material Permits	3.19
Non-Data Room Contract	3.14(b)
Non-Recourse Party	7.17
Offered Employees	5.8(a)
Party(ies)	Preamble
PHI	3.21(a)
Plan(s)	3.17(a)
Post-Closing Buyer Group	7.16
Post-Closing Health and Welfare Liabilities	5.8(g)
Potential R&W Insurance Claim	6.6(a)
Pre-Closing Company Group	7.16
Pre-Closing Date Tax Return	5.4(a)(i)
Pre-Closing Health and Welfare Liabilities	5.8(h)
Proposed Final Closing Statement	2.5(a)
Purchase Price	2.2(a)
Purchase Price Overage Amount	2.5(e)
Purchase Price Underage Amount	2.5(f)
Purchased Equity Interests	Recitals
R&W Insurance Policy Limit Amount	1.1
Real Property Leases	3.11

Term	Section
Records	5.1(a)
Restrictive Covenant Agreements	2.4(a)(ii)
Retained Continuing Employee Liabilities	5.8(g)
SEC	5.1(a)
Section 5.8(i) Payments	5.8(i)
Seller	Preamble
Seller Entities	5.2(b)
Seller Income Tax Return	5.4(a)(i)
Seller Indemnified Persons	6.3
Seller Legal Providers	7.16
Seller Parent	Preamble
Seller Parties	Preamble
Seller Released Claims	7.15(b)
Seller Released Parties	7.15(a)
Seller Releasing Person	7.15(b)
Seller Tax Refund	5.4(g)
Significant Customers	3.18(a)
Significant Vendors	3.18(b)
Specified Representations	6.2
Survival Period	6.1
Tail Policies	5.5(a)
Tax Contest	5.4(d)(i)
Third Party Claim	6.4
Transfer Taxes	5.4(e)
Transferred Confidential Information	5.2(b)
Transition Services Agreement	2.4(a)(iii)
Union	3.16(c)
Wind Down Date	5.6(a)

ARTICLE II
PURCHASE AND SALE
Section 2.1Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer and deliver to Buyer, free and clear of all Liens (other than (a) transfer restrictions imposed by applicable securities Laws and (b) Permitted Liens under clause (vii) of the definition thereof), and Buyer shall purchase from Seller, the Purchased Equity Interests.
Section 2.2Purchase Price; Payments by Buyer.
(a)The purchase price payable to Seller by Buyer for the Purchased Equity Interests (the “Purchase Price”) shall be the Closing Consideration (allocated between the Acquired Entities as provided in Annex II), subject to the adjustments provided in this ARTICLE II.
(b)Prior to the Closing Date, the Seller Parties have prepared and delivered to Buyer a closing statement (the “Closing Statement”), that sets forth, among other things, in reasonable detail, the Seller Parties’ good faith estimate of, as of the contemplated Effective Time, the Closing Consideration (the “Estimated Closing Consideration”) (including estimates of the Acquired Entity Indebtedness (“Estimated Acquired Entity Indebtedness”), the Acquired Entity Cash and Cash Equivalents (the “Estimated Acquired Entity Cash and Cash Equivalents”), any Acquired Entity Transaction Expenses (the “Estimated Acquired Entity Transaction Expenses”) and the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), in each case, together with any reasonable detailed supporting documentation, including each component thereof, to the extent reasonably requested by Buyer).
(c)At the Closing, Buyer shall pay:
(i)to any holder of Estimated Acquired Entity Indebtedness constituting indebtedness for borrowed money, an amount in cash set forth opposite such Person’s name in the Closing Statement to the account or accounts designated therein;
(ii)to any Person owed Estimated Acquired Entity Transaction Expenses, an amount in cash set forth opposite such Person’s name in the Closing Statement to the account or accounts designated therein; and
(iii)to Seller, an aggregate amount in cash equal to the Estimated Closing Consideration (allocated between the amount payable in respect of the Acquired Entities as provided in Annex II), by wire transfer of immediately available funds to the account of Seller set forth in the Closing Statement, as provided in the Closing Statement.
Section 2.3Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) will, unless otherwise mutually agreed to by the Parties, occur remotely via electronic exchange of documents contemporaneously with the Parties entering into this Agreement on the date hereof (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date will be deemed to have occurred simultaneously and to be effective as of the Effective Time; provided that, for clarity, the Estimated Closing Consideration will be calculated as if the transactions contemplated by this Agreement had not yet occurred.
Section 2.4Certain Closing Deliverables.
(a)Closing Deliverables of Seller. At the Closing, the Seller Parties shall deliver, or cause to be delivered, to Buyer each of the following:
(i)an assignment of the Purchased Equity Interests in substantially the form attached hereto as Exhibit A, duly executed by the Seller;

(ii)the Restrictive Covenant Agreements in substantially the form attached hereto as Exhibit B (the “Restrictive Covenant Agreement”), executed by each of the Seller Parties, Kiriworks, LLC, a Delaware limited liability company, and Ultimate Seller Parent;
(iii)the transition services agreement in substantially the form attached hereto as Exhibit C (the “Transition Services Agreement”), duly executed by Seller Parent;
(iv)a completed IRS Form W-9 executed by each Seller Party;
(v)a letter of resignation duly executed by each current director, manager and/or officer of the Acquired Entities;
(vi)invoices for any Estimated Acquired Entity Transaction Expenses and customary payoff letters and Lien releases for the Estimated Acquired Entity Indebtedness to be paid at Closing pursuant to Section 2.2(c);
(vii)releases of the Liens and guarantees under the Credit Agreement with respect to the Acquired Entities in a form reasonably satisfactory to Buyer;
(viii)the contribution and assignment agreement in substantially the form attached hereto as Exhibit E ("Contribution Agreement"), executed by all parties thereto (other than Buyer);
(ix)the employee leasing agreement in substantially the form attached hereto as Exhibit F ("Employee Leasing Agreement"), duly executed by i3 Verticals Management Services, Inc., Seller Parent and the Acquired Entities; and
(x)a certificate of the secretary or other authorized officer of each Seller Party, evidencing the authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller Party is a party.
(b)Closing Deliverables of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to the Seller Parties each of the following:
(i)the Estimated Closing Consideration, payable to Seller in accordance with Section 2.2(c) set forth above;
(ii)the Restrictive Covenant Agreements, duly executed by Buyer;
(iii)the Transition Services Agreement, duly executed by Buyer;
(iv)the Employee Leasing Agreement, duly executed by Buyer;
(v)a certificate of the secretary or other authorized officer of Buyer, evidencing the authorization of the execution, delivery and performance of this Agreement by Buyer and the Ancillary Agreements to which such Buyer (or any Affiliate thereof) is a party; and
(vi)evidence reasonably satisfactory to the Seller Parties that the R&W Insurance Policy has been fully paid and bound and is in effect.
Section 2.5Adjustment of the Closing Consideration.
(a)Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to the Seller Parties a statement (the “Proposed Final Closing Statement”) setting forth Buyer’s good-faith calculation of (i) the Closing Net Working Capital (the “Actual Net Working Capital Amount”), (ii) the Acquired Entity Indebtedness as of the Effective Time (the “Actual Acquired Entity Indebtedness”), (iii) the Acquired Entity Cash and Cash Equivalents as of the Effective Time (the “Actual

Acquired Entity Cash and Cash Equivalents”), and (iv) the Acquired Entity Transaction Expenses (the “Actual Acquired Entity Transaction Expenses”), in each case, together with reasonable detailed supporting documentation, including each component thereof. Following the Closing (including during the Dispute Notification Period (as defined below)), Buyer shall cause the Seller Parties and their Representatives to be given timely and reasonable access to the books and records of Buyer, the Acquired Entities and their respective Representatives (including final working papers, schedules and calculations) to the extent reasonably relating to the Actual Net Working Capital Amount, the Actual Acquired Entity Indebtedness, the Actual Acquired Entity Cash and Cash Equivalents, and Actual Acquired Entity Transaction Expenses. The Seller Parties and their Representatives may make reasonable inquiries of Buyer, the Acquired Entities and their respective Representatives regarding questions concerning, or disagreements with, the Actual Net Working Capital Amount, the Actual Acquired Entity Indebtedness, and the Actual Acquired Entity Cash and Cash Equivalents arising in the course of their review thereof, and Buyer shall, and shall cause the Acquired Entities to, cooperate with and timely respond to such reasonable inquiries.
(b)Unless the Seller Parties notify Buyer in writing (including by email) (the “Dispute Notice”) within forty-five (45) days after receipt by the Seller Parties of the Proposed Final Closing Statement (the “Dispute Notification Period”), of any objections thereto, the Proposed Final Closing Statement shall be final and binding for all purposes hereunder. If the Seller Parties notify Buyer of any such objection during the Dispute Notification Period, Buyer and the Seller Parties shall attempt in good faith to reach an agreement as to the matter in dispute. If such Parties shall have failed to resolve any such dispute within twenty (20) Business Days after receipt of timely notice of such objection (or such longer period mutually agreed to by Buyer and the Seller Parties), then any such disputed matter shall be submitted to and determined by the Independent Accounting Firm.
(c)The Independent Accounting Firm shall be given reasonable access to all of the records of the Seller Parties and the Acquired Entities (provided, that neither Buyer nor the Seller Parties shall, and shall each cause their respective Representatives not to, engage in any ex parte communications with the Independent Accounting Firm during the term of its engagement) to resolve any dispute regarding the Proposed Final Closing Statement, which determination with respect to any disputed matters in the Proposed Final Closing Statement shall be submitted to Buyer and the Seller Parties within twenty (20) Business Days after the Parties’ engagement of the Independent Accounting Firm. The Independent Accounting Firm shall address only those items properly disputed in accordance with Section 2.5(b). The Independent Accounting Firm shall make its determination as to any disputed items with respect to the Actual Net Working Capital Amount, the Actual Acquired Entity Indebtedness, the Actual Acquired Entity Cash and Cash Equivalents and the Actual Acquired Entity Transaction Expenses, as applicable, within the dollar ranges set forth in the Proposed Final Closing Statement delivered by Buyer and the Dispute Notice delivered by the Seller Parties. The fees and expenses of such Independent Accounting Firm shall be allocated between the Seller Parties, on the one hand, and Buyer, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party in the Proposed Final Closing Statement or Dispute Notice, as applicable. For example, if Buyer submits a Proposed Final Closing Statement claiming $1,000, and if the Seller Parties contest only $500 of the amount claimed by Buyer, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Independent Accounting Firm will be allocated 60% (i.e., 300/500) to the Seller Parties and 40% (i.e., 200/500) to Buyer. The Final Net Working Capital Amount, the Final Acquired Entity Indebtedness, the Final Acquired Entity Cash and Cash Equivalents, the Final Acquired Entity Transaction Expenses and the resulting Final Closing Consideration calculated with reference to such amounts shall become final and binding on the Parties hereto on the date the Independent Accounting Firm delivers its final resolution in writing to Buyer and the Seller Parties and be non-appealable and treated as an arbitration award; provided, however, that the Parties agree that judgment may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.
(d)Following the final determination (as determined in accordance with this Section 2.5) of the Actual Net Working Capital Amount (such amount as so finally determined, the “Final Net Working Capital Amount”), the Actual Acquired Entity Indebtedness (such amount as so finally determined, the “Final Acquired Entity Indebtedness”), the Actual Acquired Entity Cash and Cash

Equivalents (such amount as so finally determined, the “Final Acquired Entity Cash and Cash Equivalents”), and the Actual Acquired Entity Transaction Expenses (such amount as so finally determined, the “Final Acquired Entity Transaction Expenses”), the Closing Consideration shall be recalculated by (i) substituting the Final Acquired Entity Indebtedness for the Estimated Acquired Entity Indebtedness, the Final Acquired Entity Cash and Cash Equivalents for the Estimated Acquired Entity Cash and Cash Equivalents and the Final Acquired Entity Transaction Expenses for the Estimated Acquired Entity Transaction Expenses, and (ii) increasing the Closing Consideration by the amount, if any, by which the Final Net Working Capital Amount exceeds the Target Net Working Capital, or decreasing the Closing Consideration by the amount, if any, by which the Target Net Working Capital exceeds the Final Net Working Capital Amount (the “Final Closing Consideration”).
(e)If the Final Closing Consideration, as finally determined hereunder, is greater than the Estimated Closing Consideration (the amount of such excess, if any, the “Purchase Price Overage Amount”), then, within five (5) Business Days after the final determination of the Final Closing Consideration, Buyer shall pay the Seller, via wire transfer of immediately available funds, the Purchase Price Overage Amount.
(f)If the Final Closing Consideration, as finally determined hereunder, is less than the Estimated Closing Consideration (the amount of such shortfall, if any, the “Purchase Price Underage Amount”), then, within five (5) Business Days after the final determination of the Final Closing Consideration, Seller shall pay Buyer, via wire transfer of immediately available funds, the Purchase Price Underage Amount.
(g)The Parties shall treat any adjustment payment made pursuant to this Section 2.5 as an adjustment to the Purchase Price for Tax purposes to the extent permitted by applicable Law, and any such increase or decrease to the Purchase Price will be allocated on a proportionate basis with respect to the Acquired Entities in accordance with the percentages set forth on Annex II.
(h)The Parties agree that any payments required to be made under this Section 2.5 shall not be subject to offset; provided, however, that a Party shall be entitled to exercise a right of offset (i) as provided in any written agreement between Buyer and Seller providing for such right of offset, or (ii) to the extent that a Party is owed an amount from such other Party pursuant to a final judgment or decree of any court of competent jurisdiction (the judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined).
Section 2.6Withholding. Notwithstanding any other provision of this Agreement, Buyer (or any agent of Buyer) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. If Buyer determines that any such deduction or withholding is required in respect of any payment payable pursuant to this Agreement (other than compensatory amounts paid to employees of (or other service providers to) the Acquired Entities), Buyer shall (i) provide Seller with written notice (which such notice shall include the reason and the basis and method of calculation for the proposed deduction or withholding) of its intention to deduct or withhold at least five (5) days prior to the date of the applicable payment, and (ii) cooperate in good faith with Seller to provide Seller with a reasonable opportunity to provide any applicable forms, certificates or other evidence that would reduce or eliminate such deduction or withholding. To the extent that any such amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
As an inducement to Buyer to enter into this Agreement, as of the date hereof (unless made as of a specific date), the Seller Parties hereby make the representations and warranties set forth in this

ARTICLE III to Buyer. The representations and warranties are made subject to the exceptions and other matters disclosed in the disclosure schedules attached to this Agreement (the “Disclosure Schedules”).
Section 3.1Organization; Capitalization.
(a)Each Seller Party and Acquired Entity is duly incorporated or organized, as applicable, validly existing and in good standing under the Laws of its jurisdiction of formation, and is also duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction in which the ownership of properties or the conduct of its business requires it to be so qualified, except, in each case, where failure to be so licensed, qualified or in good standing, would not result or reasonably be expected to result in a Business Material Adverse Effect. Each Acquired Entity has the requisite limited liability company or similar power, as applicable, to own, manage, operate, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted, in each case, except where the failure to have such corporate or similar power has not had, does not have and would not reasonably be expected to have a Business Material Adverse Effect.
(b)Seller is directly the sole record and beneficial owner of all of the issued and outstanding Equity Interests of the Acquired Entities, in each case, free of all Liens (other than Liens (x) under applicable securities Laws or (y) in connection with any guarantees provided by any such entities pursuant to the Credit Agreement, which will be released at or prior to Closing).
(c)All of the Equity Interests of the Acquired Entities have been duly authorized and are validly issued, and are not subject to any preemptive right or right of first refusal. Except for this Agreement, there are no outstanding options, warrants or rights of conversion relating to the Equity Interests of any of the Acquired Entities, or securities convertible into or exchangeable for any Equity Interests of any of the Acquired Entities. Except as may be set forth in the Acquired Entities’ Governing Documents, (i) there are no voting trusts, proxies or any other Contracts with respect to the voting of the Equity Interests of any of the Acquired Entities, (ii) there are no agreements or understandings providing preemptive rights or other similar rights in respect of any Equity Interests in any of the Acquired Entities, (iii) other than the Credit Agreement, there are no agreements or understandings creating any Liens on, or relating to the ownership or transfer of, any Equity Interests in any of the Acquired Entities, (iv) there are no agreements arrangements or understandings containing profit participation, phantom equity or similar features with respect to any of the Acquired Entities, or (v) there are no agreements or understandings to which any Seller Party or Acquired Entity is a party that obligates it to purchase, redeem or otherwise acquire or make any payment (including any dividend or distribution) in respect of, any Equity Interest in any of the Acquired Entities. Except as set forth on Schedule 3.1(c), none of the Acquired Entities have any Subsidiaries, nor do any of Acquired Entities otherwise hold any Equity Interest in any Person or any right (contingent or otherwise) to acquire the same. Accurate and complete copies of the Governing Documents of each Acquired Entity and its Subsidiaries as of the date hereof have been made available to Buyer.
Section 3.2Authorization; Enforceability.
(a)The execution, delivery and performance by each Seller Party of this Agreement and each Ancillary Agreement to which any Seller Party is a party, and the consummation of the Transactions, have been duly and validly authorized by each Seller Party, as applicable, and no other act or proceeding on the part of the Seller Parties is necessary to authorize the execution, delivery or performance by the Seller Parties of this Agreement or each Ancillary Agreement to which any Seller Party is a party, or the consummation of the Transactions.
(b)This Agreement and each Ancillary Agreement to which any Seller Party is a party, have been duly executed and delivered by the applicable Seller Party, and assuming the due authorization, execution and delivery thereof by each other party hereto, this Agreement and each Ancillary Agreement to which any Seller Party is a party constitute valid and binding obligations of the applicable Seller Party, enforceable against such Seller Party in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies (the “Enforceability Exceptions”).
Section 3.3Non-contravention.
(a)Neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the Transactions will (i) breach or violate any Law to which the Seller Parties or the Acquired Entities are subject, (ii) breach or violate any provision of the Governing Documents of the Seller Parties or the Acquired Entities, (iii) except as set forth on Schedule 3.3(a), violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, any Material Contract or Material Permit, (iv) except as set forth on Schedule 3.3(a), materially violate, conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, any Contract (other than any Material Contract) except where the failure to send such notice or obtain such consent, individually or in the aggregate, would not reasonably be expected to have a Business Material Adverse Effect, or (v) result in the imposition of any Lien (other than Permitted Liens) upon any of the assets or properties of the Acquired Entities.
(b)Except as set forth in Schedule 3.3(b), no consent, license, authorization or approval or other Action by, and no notice to or filing, registration or declaration with, any Governmental Authority is required to be obtained or made by the Seller Parties or any Acquired Entity in connection with the due execution, delivery and performance by the Seller Parties of this Agreement and the Ancillary Agreements and the consummation by the Seller Parties of the Transactions; provided, however, that to the extent that any Governmental Authority is a party to any Contract (a “Governmental Authority Contract”) with any Acquired Entity, the representations set forth in Section 3.3(a) will apply to any such Governmental Authority Contract to the extent applicable, and the representations set forth in this Section 3.3(b) will not be applicable in connection with any such Governmental Authority Contract.
Section 3.4Brokers’ Fees. Other than amounts payable to Raymond James & Associates, Inc., the Seller Parties have no obligation to pay any fees, commissions or similar payment to any broker, finder, investment banker, financial advisor or agent with respect to the Transactions. The Acquired Entities have no obligation to pay any fees, commissions or similar payment to any broker, finder, investment banker, financial advisor or agent with respect to the Transactions.
Section 3.5Financial Statements.
(a)Schedule 3.5(a) contains copies of the following financial statements (collectively, the “Financial Statements”):
(i)the unaudited balance sheet of the Acquired Entities (the “Latest Balance Sheet”) as of March 31, 2025 (the “Latest Balance Sheet Date”), and the related unaudited consolidated statements of operations for the six-month period then ended; and
(ii)the unaudited balance sheet of the Acquired Entities as of September 30, 2024 and 2023, and the related unaudited consolidated statements of operations for the fiscal years then ended (collectively, the “Annual Financial Statements”).
(b)Except as set forth in Schedule 3.5(b), the Financial Statements (i) are based on the books and records of the Acquired Entities, (ii) fairly present the consolidated financial position of the Acquired Entities as of the respective dates thereof and the consolidated results of operations of the Acquired Entities for the respective periods covered thereby, in all material respects, and (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the period reflected therein (except for allocations of certain corporate overhead expenses and other items that would have been reflected in stand-alone financial statements, and subject, in the case of the unaudited interim Financial Statements, to normal year-end adjustments).

(c)All of the accounts receivable of the Acquired Entities reflected on the Financial Statements have arisen in the ordinary course of business, are collectible in full in a manner consistent with past practice (subject to any bad debt reserve), and represent enforceable obligations to the Acquired Entities arising from sales actually made or services actually performed by the Acquired Entities in the ordinary course of business, subject to the Enforceability Exceptions. Except as set forth on Schedule 3.5(c), since June 30, 2024, no account debtor or note debtor has refused or threatened, in each case, in writing not to pay its obligations to the Acquired Entities for any reason in respect of accounts receivable reflected on the Financial Statements, or has otherwise delivered a written claim to any Acquired Entity to set-off or similar claim with respect to such obligations. The Acquired Entities have collected accounts receivable only in the ordinary course of business since June 30, 2024, and have not changed collection procedures or methods nor accelerated the pace of such collection efforts in anticipation of the transactions contemplated by this Agreement. All of the accounts payable of the Acquired Entities reflected on the Financial Statements are the result of transactions in the ordinary course of business. The Acquired Entities have paid accounts payable in the ordinary course of business since June 30, 2024, and have not changed payment procedures or methods nor delayed the timing of such payments in anticipation of the transactions contemplated in this Agreement.
Section 3.6Indebtedness. There is no outstanding Acquired Entity Indebtedness. Except for guarantees provided under the Credit Agreement (which will be released at or prior to Closing), the Acquired Entities do not have any outstanding guarantees of Indebtedness of any other Person.
Section 3.7Absence of Certain Developments.
(a)Since January 1, 2025, (x) there has not been any Business Material Adverse Effect, and (y) except as set forth on Schedule 3.7(a), the Acquired Entities have conducted their business in the ordinary course of business consistent with past practice and have used commercially reasonable efforts to preserve intact its business, keep available the services of its officers and employees, and maintain satisfactory relationships with customers, vendors, landlords and others having business relationships with the Acquired Entities.
(b)Except as otherwise set forth on Schedule 3.7(b), since January 1, 2025, no Acquired Entity has done any of the following:
(i)merged into or with or consolidated with, or acquired the business or assets of, any Person;
(ii)purchased any securities of any Person;
(iii)created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any Indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;
(iv)sold, transferred, assigned, leased, mortgaged, pledged, encumbered or otherwise disposed of any of its assets or properties, or subjected any of its assets or properties to any Liens of any kind (except for Permitted Liens) or agreed to sell, transfer, lease, mortgage, encumber, pledge or otherwise dispose of, any assets or properties except in the ordinary course of business;
(v)entered into, materially amended, or terminated any Material Contract or any Contract with a Significant Customer or Significant Vendor, or waived any material debts or claims held by it under any Material Contract or Contract with a Significant Customer or Significant Vendor;
(vi)suffered any damage, destruction or loss in excess of $100,000 to its assets, whether or not covered by insurance;
(vii)made or committed to make any capital expenditure in excess of $250,000;

(viii)written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves;
(ix)settled any material claim or litigation, or filed any motions, orders, briefs or settlement agreements in any material proceeding before any Governmental Authority or any arbitrator;
(x)maintained its books of account other than in the usual, regular and ordinary manner on a basis consistent with prior periods or made any material change in any of its accounting methods or practices;
(xi)granted any increase in the rate of wages, salaries, bonuses, incentive compensation, or other remuneration (of whatever name or kind) payable or to become payable to any Business Employee earning base cash compensation (for the avoidance of doubt, not to include any bonuses or benefits (including issuances or grants of Equity Interests)) of more than $150,000 annually, other than normal merit and/or annual review increases in the ordinary course of business;
(xii)had any resignation or termination of employment of any of its officers, employees or managers that were employed by an Affiliate of the Acquired Entities but who performed services primarily for the Acquired Entities with annual base cash compensation (for the avoidance of doubt, not to include any bonuses or benefits (including issuances or grants of Equity Interests)) in excess of $150,000;
(xiii)amended its Governing Documents;
(xiv)issued, sold or otherwise disposed any Equity Interests, or granted, or entered into any agreement to grant, any options, convertible rights, warrants, calls or agreements relating to its Equity Interests;
(xv)repurchased, redeemed or otherwise acquired any of its Equity Interests; or
(xvi)committed in writing, to do any of the foregoing.
Section 3.8Absence of Undisclosed Liabilities. The Acquired Entities do not have any liabilities or obligations except, in any such case, other than: (i) liabilities or obligations reflected, reserved against or otherwise disclosed in the Latest Balance Sheet, (ii) liabilities or obligations arising in the ordinary course of business of the Acquired Entities after the Latest Balance Sheet Date, (iii) executory liabilities or obligations arising under the terms of any Contracts of the Acquired Entities, (iv) liabilities or obligations that arise pursuant to the terms of this Agreement or any Ancillary Agreement, (v) liabilities or obligations set forth in Schedule 3.8 or (vi) other liabilities or obligations that would not be material to the Acquired Entities.
Section 3.9Compliance with Laws. Each of the Acquired Entities is, and has been during the past thirty-six (36) months, in compliance in all material respects with all Laws applicable to such Acquired Entity. During the past thirty-six (36) months, none of the Acquired Entities has received any written or, to the Knowledge of the Seller Parties, oral notice regarding any actual or alleged violation of, or failure to comply with, in any material respect, any Law applicable to such Acquired Entity. To the Knowledge of the Seller Parties, there are no pending claims or investigations by a Governmental Authority pertaining to an Acquired Entity’s non-compliance in any material respect with any such Law.
Section 3.10Assets and Properties.
(a)The Acquired Entities have good and marketable title to, or a valid leasehold interest in, or license of, or right to use, free and clear of all Liens (other than (i) Liens reflected on the Latest Balance Sheet, which Liens will be discharged as of or prior to Closing and (ii) Permitted Liens), to all of the properties and assets (including Owned IP) (a) reflected on the Latest Balance Sheet or (b) used or held for use in the conduct of the business of the Acquired Entities, and (x) such properties and assets are reasonably suitable for the purposes for which they are currently being used and in sufficient condition and repair for the conduct of such Acquired Entity’s business in the ordinary course and as conducted as of the date hereof, except for ordinary wear and tear, and (y) there has not been significant interruption of the business of the Acquired Entities due to inadequate maintenance or obsolescence with respect thereto.
(b) Except (i) for the services to be provided by the Seller Parties and their Affiliates pursuant to the Transition Services Agreement or (ii) as set forth on Schedule 3.10(b), the assets and property of the Acquired Entities constitute all of the assets and properties necessary to conduct the business of the Acquired Entities immediately following the Closing in substantially the same manner as currently conducted.
Section 3.11Real Property. None of the Acquired Entities owns any interest in any real property. Schedule 3.11 sets forth the address of each real property leased, subleased (either as sublandlord or subtenant), or licensed, or for which a right to use or occupy has been granted to, or by any Acquired Entity, and a true and complete list of all leases (including all amendments, extensions, and renewals, with respect thereto) for each such leased real property (including the date and name of the parties to such lease document) (the “Real Property Leases”).
Section 3.12Tax Matters. Except as set forth on Schedule 3.12:
(a)All Tax Returns required to have been filed by the Acquired Entities have been timely filed, and each such Tax Return is correct and complete in all material respects. None of the Acquired Entities is the current beneficiary of any extension of time within which to file any Tax Return.
(b)All Taxes required to be paid by the Acquired Entities have been paid when due.
(c)The Acquired Entities have properly classified individuals providing services to the Acquired Entities as independent contractors or employees, as the case may be. Each Acquired Entity has withheld and timely paid all Taxes required under applicable Law to have been withheld and paid over by it to an applicable Governmental Authority in connection with amounts paid to any employee, contractor, equityholder, creditor or other third party. All Forms W-2 and 1099 (or other information return) required with respect thereto have been properly completed in all material respects and timely filed.
(d)None of the Acquired Entities has waived any statute of limitations in respect of Taxes or has agreed to any extension of time within which any Tax assessment or deficiency must be asserted, which waiver or extension will continue to be in effect after the Closing.
(e)No Action with respect to any Taxes of the Acquired Entities is pending or being threatened in writing.
(f)There are no Liens for Taxes on any of the assets of the Acquired Entities (other than Permitted Liens).
(g)In the last five (5) years, (i) no nexus inquiry has been received by, or claim has been made to any Acquired Entity in writing by a Governmental Authority in a jurisdiction where such Acquired Entity does not file Tax Returns that such Acquired Entity is or may be subject to Tax in that jurisdiction, and (ii) no filing has been made by any Acquired Entity or the Seller Parties with a Governmental Authority or an entity such as the Multi-State Tax Commission disclosing that Tax Returns have not been filed in a jurisdiction and proposing to file Tax Returns in that jurisdiction on a retroactive or going forward basis.
(h)None of the Acquired Entities has any liability for the Taxes of any Person as a transferee or successor, by Contract (other than any customary commercial Contract entered into in the ordinary course of business not primarily related to Taxes) or pursuant to any Law. Other than with respect to an Affiliated Group of which Seller or Seller Parent is or was a member, none of the Acquired Entities has ever been a member of an Affiliated Group or has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision or state, local or non-U.S. Law).
(i)Each of the Acquired Entities and Seller is disregarded as an entity separate from its owner for U.S. federal income tax purposes.
(j)None of the Acquired Entities is a party to any agreement or arrangement with any director, officer, employee (including any Business Employee), independent contractor or other service provider that would result in an “excess parachute payment” within the meaning of Section 280G of the Code in connection with the Transactions.
(k)None of the Acquired Entities, nor the Seller on behalf of any Acquired Entity, has been the subject of any Tax ruling or guidance issued by any Governmental Authority, including but not limited to a “closing agreement,” as defined in Section 7121 of the Code or private letter ruling issued by the IRS or any state or local Governmental Authority, that would be applicable to Buyer’s conduct of the business of the Acquired Entities after the Closing Date.
(l)The Transactions will not terminate, reduce, clawback or result in the reduction of any Tax incentive, holiday, reduction, or abatement of the Acquired Entities.
(m)None of the Acquired Entities has claimed any Employee Retention Tax Credits pursuant to Section 2301 of the CARES Act.
(n)None of the Seller Entities or Acquired Entities is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).
(o)None of the Seller Entities or Acquired Entities is a “foreign person” within the meaning of Section 1445 of the Code.
(p)None of the Acquired Entities is a United States real property interest within the meaning of Section 897(c)(1) of the Code.
(q)None of the Seller Entities or Acquired Entities has and, since such date that is five (5) years prior to the date of this Agreement, has not had (during any taxable period remaining open for the assessment of Tax by any applicable Governmental Authority under the applicable statute of limitations), any place of business or permanent establishment in any jurisdiction outside of the United States.
(r)None of Acquired Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i)change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date;
(ii) “closing agreement,” as defined in Section 7121 of the Code (or any corresponding provision of state, local, or non-U.S. income Tax law);
(iii)installment sale or open transaction made on or prior to the Closing Date;
(iv)deferred revenue, deposit or prepaid amount received on or prior to the Closing Date.

(s)This Section 3.12 contains the sole and exclusive representations and warranties of the Seller Parties or the Acquired Entities regarding Tax matters, liabilities or obligations or compliance with Laws relating thereto.
Section 3.13Intellectual Property; Data Security.
(a)Schedule 3.13(a) contains a complete and accurate list of all of the following Registered Intellectual Property: (i) issued patents and patent applications (published or unpublished); (ii) Trademark registrations and applications; (iii) copyright registrations and applications; and (iv) domain names, including for each, the jurisdiction in which such item of Registered Intellectual Property has been registered or filed, the current owner, and the applicable application, registration, or serial or other similar identification number. Schedule 3.13(a) further contains a complete and accurate list of all of the following Owned IP: (i) material unregistered Trademarks; and (ii) Proprietary Software. To the Knowledge of the Seller Parties, all Registered Intellectual Property is subsisting, valid, and enforceable and no Seller Party or Acquired Entity has in the past three (3) years received any claims, demands, notices, or other allegations regarding the ownership, validity, enforceability, effectiveness, use, or license of any Owned IP. All filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Registered Intellectual Property have been made or taken by the applicable deadline and otherwise in accordance with all applicable Laws.
(b)Each of the Acquired Entities exclusively owns and possesses, all right, title and interest in and to all of its respective Owned IP, free and clear of all Liens (other than Permitted Liens) and has sufficient rights to use the Business Intellectual Property as necessary for the conduct of the business of the Acquired Entities as currently conducted, including as may be provided for in the Transition Services Agreement. No Acquired Entity has granted any exclusive licenses or other exclusive rights to any third party in respect of any Owned IP. No Acquired Entity is bound by any outstanding judgment, injunction, order or decree restricting, in a material respect, the use or license of any of the Owned IP, or restricting the licensing thereof to any Person in any material respect. The Owned IP and Business Intellectual Property constitute all the Intellectual Property necessary to operate the business as currently conducted in all material respects.
(c)The Acquired Entities have taken reasonable steps to protect, maintain, and enforce the Owned IP, including to protect and preserve the secrecy, confidentiality, and value of all trade secrets and confidential information. No such trade secrets or confidential information have been disclosed or have been authorized to be disclosed to any Person by the Acquired Entities, other than pursuant to a written confidentiality and non-disclosure agreement with such Person with reasonable protections of the Acquired Entities. All current and former employees and independent contractors of the Acquired Entities who have or have had access to such trade secrets or confidential information of the Acquired Entities have only had such access in the scope of their employment or engagement with the Acquired Entities (or their Affiliates as it relates to the Business Employees) and subject to a written agreement with commercially reasonable restrictions regarding their use and disclosure of such information. The Acquired Entities (or their Affiliates as it relates to the Business Employees) have entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any material Owned IP during the course of employment or engagement with the Acquired Entities (or their Affiliates as it relates to the Business Employees) whereby such employee or independent contractor (i) acknowledges the Acquired Entities’ (or the applicable Affiliate's as it relates to the Business Employees) exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Acquired Entities (or their Affiliates as it relates to the Business Employees); (ii) grants to the Acquired Entities (or their Affiliates as it relates to the Business Employees) a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law.
(d)To the Knowledge of the Seller Parties, the operation of the business of the Acquired Entities as currently conducted, does not infringe, misappropriate or otherwise violate and in the past three (3) years has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, and to the Knowledge of the Seller Parties, no Seller Party nor any of the Acquired Entities has received any notices, or threats from any third party, related to the foregoing. To the Knowledge of the Seller Parties, no third party is or was, in the past three (3) years, infringing, misappropriating or otherwise violating the Owned IP and no Seller Party or Acquired Entity has sent any written notice to or otherwise asserted or threatened any Action against any third party involving or relating to the same.
(e)Except as set forth on Schedule 3.13(e), the Acquired Entities have not used or incorporated any Open Source Software in the Proprietary Software in a manner that would (a) grant or purport to grant to any Person any rights to or immunities under any of the Proprietary Software, (b) cause any Proprietary Software to be subject to any Reciprocal License, or (c) otherwise impose any other material limitation, restriction, or condition on the right or ability of the Acquired Entities to use, provide access to, or distribute any Owned IP or parts thereof (including the rights to license, sublicense, resell, distribute, or make accessible any Proprietary Software, or charge license or subscription fees for any of the foregoing) or the ability of any member of the Acquired Entities to enforce any rights to Owned IP. Each of the Acquired Entities is in material compliance with the terms and conditions of all licenses for all Open Source Software used with any Proprietary Software.
(f)The Business Systems are reasonably sufficient for the needs of the Acquired Entities as currently conducted. The Acquired Entities maintain commercially reasonable security, disaster recovery and business continuity plans and procedures. To the Knowledge of the Seller Parties, in the past three (3) years, there has not been any material failure with respect to any of the Business Systems owned by or under the control of the Acquired Entities that has not been remedied or replaced in all material respects.
(g)The Acquired Entities have taken commercially reasonable actions to protect the security and integrity of the Business Systems in the Acquired Entities’ possession or control and the Business Data stored or contained therein or transmitted thereby, including by implementing industry standard procedures designed to prevent unauthorized access and the introduction of any virus, worm, Trojan horse or similar disabling code or program (“Malicious Code”). To the Knowledge of the Seller Parties, there is no Malicious Code in any of the Proprietary Software.
(h)The Acquired Entities are in compliance with in all material respects, and in the past three (3) years have been in compliance in all material respects, with all applicable Data Security Requirements. The Acquired Entities take, and have in the past three (3) years taken measures reasonably designed to: (A) maintain the security, integrity, and confidentiality of Personal Information; (B) protect against threats or hazards to the security or integrity of such Personal Information; and (C) protect against unauthorized access to or use of such Personal Information.
(i)The Acquired Entities maintain information security programs comprised of commercially reasonable safeguards and controls. To the Knowledge of the Seller Parties, in the past three (3) years, the Acquired Entities have complied with PCI-DSS in all material respects.
(j)In the past three (3) years, no written notices have been received by, and no Actions have been made against, any Acquired Entity by any Governmental Authority or other Person alleging a violation of any applicable Data Security Requirements. In the past three (3) years, there have not been any (i) failure or systematic malfunction of any Acquired Entities’ Business Systems which has caused any material disruption to the business, (ii) unplanned downtime or service interruption with respect to any Acquired Entities’ Business Systems which has caused any material disruption to the business, or (iii) security breach or intrusion into the Acquired Entities’ Business Systems or unauthorized access or use of the Acquired Entities’ Business Systems, which has caused material disruption to the business.
Section 3.14Material Contracts.
(a)Schedule 3.14(a) lists each Contract described below (excluding purchase orders, invoices or similar documentation entered into in the ordinary course of business and any Plans listed on

Schedule 3.17(a)) to which any Acquired Entity is a party as of the date hereof (such Contracts responsive to any of the following subsections, the “Material Contracts”):
(i)Contract with the (A) Significant Customers or (B) Significant Vendors;
(ii)Contract relating to Indebtedness;
(iii)Real Property Leases;
(iv)Contract under which an Acquired Entity is a licensee of or is otherwise granted by a third party any rights to use any Intellectual Property (other than (A) non-exclusive licenses of (or agreements to provide Software on a nonexclusive, hosted basis) commercially-available Software for a cost of less than $100,000 during the twelve (12) months ended March 31, 2025, or (B) Incidental Licenses);
(v)Contract under which an Acquired Entity is a licensor of, or otherwise grants to a third party any rights to use, any Owned IP (other than (A) any Contract with a customer for Proprietary Software licensed or provided on a non-exclusive basis in the ordinary course of business or (B) Incidental Licenses);
(vi)Contract that is a joint venture, cooperative, franchise, consortium or partnership agreement providing for the sharing of any profits or losses;
(vii)collective bargaining agreement or other Contract with any Union;
(viii)Contract involving the settlement or compromise of any Action with obligations that remain outstanding as of the date of this Agreement;
(ix)Contract related to any disposition, divestiture or acquisition (whether by merger, sale of stock, sale of assets or otherwise) of any business by an Acquired Entity, in each case, for aggregate consideration in excess of $1,000,000 that was entered into since January 1, 2022, or pursuant to which any earn-out or other deferred or contingent payment obligations remain outstanding;
(x)any Contract for capital expenditures by any Acquired Entity in excess of $250,000;
(xi)any Contract that prohibits, restricts or limits (A) the geographies or businesses in which any Acquired Entity may operate its business, (B) the ability of any Acquired Entity to engage in business with any customer, vendor or other third party, or (C) any Acquired Entity’s ability to compete with any Person anywhere in the world and during any period of time;
(xii)any Contract pursuant to which an Acquired Entity has granted “most favored nation” or similar preferential pricing or terms to any Person;
(xiii)any Contract containing any exclusivity requirements binding on any Acquired Entity;
(xiv)any Contract that has any offshore limitations binding on any Acquired Entity;
(xv)any Contract relating to mortgaging, pledging or otherwise placing or granting a Lien (other than a Permitted Lien) on any portion of the assets of any Acquired Entity or any Contract related to the guaranty of any obligation for borrowed money of any third party or other material guaranty of any obligation of a third party;

(xvi)any Contract providing for the employment or consultancy of any individual on a full-time, part-time, consulting or other basis, the performance of which mandates payment of base cash compensation (for the avoidance of doubt, not to include any bonuses or benefits (including issuances or grants of Equity Interests) made by any Acquired Entity or its Affiliates as it relates to the Business Employees to or for the benefit of such Person) in excess of $150,000 annually (other than at-will employment contracts that may be immediately terminable by the applicable Acquired Entity or its Affiliates at it relates to the Business Employees without severance or consulting contracts that may be terminable by the applicable Acquired Entity on not more than sixty (60) days’ notice);
(xvii)the Assigned Contracts (as defined in the Contribution Agreement), other than the Continuing Employee Agreements (as defined in the Contribution Agreement); or
(xviii)Contract or group of related Contracts with the same party that (A) is not a Contract between an Acquired Entity and a customer of such Acquired Entity, (B) involved expenditure, payment or receipt of consideration by the Acquired Entities in excess of $250,000 during the twelve (12) months ended March 31, 2025, and (C) is not terminable by such Acquired Entity without penalty on notice of thirty (30) days or less.
(b)Except as set forth on Schedule 3.14(b), each Material Contract is in full force and effect, is the legal, valid and binding obligation of the applicable Acquired Entity, and is enforceable in accordance with its terms against the applicable Acquired Entity and, to the Knowledge of the Seller Parties, each other party thereto, subject to the Enforceability Exceptions. Except as set forth on Schedule 3.14(b), (i) each of the Acquired Entities is currently in material compliance with and has performed and materially complied with all of its obligations under each Material Contract; and (ii) none of the Acquired Entities or, to the Knowledge of the Seller Parties, any other party thereto, is in violation or breach of or default under, any Material Contract or has, in the past twelve (12) months, received written or, to the Knowledge of the Seller Parties, oral notice of any actual or alleged violation of or default under, or the cancellation, termination, adverse modification or acceleration of any Material Contract. No Acquired Entity has received written notice of any plan or intention of any other party to any Material Contract to exercise any right to cancel or terminate any Material Contract. The Seller Parties have made available to Buyer true and complete copies of each written Material Contract and provided summaries of any oral Material Contract. With respect to any Contract of the Acquired Entities (other than the Material Contracts) that is included in the Data Room as set forth on Schedule 3.14-2 ("Data Room Contracts"), none of the Acquired Entities or, to the Knowledge of the Seller Parties, any other party thereto, is in violation or breach of or default under, any such Data Room Contract or has received written or, to the Knowledge of the Seller Parties, oral notice of any actual or alleged violation of or default under, or the cancellation, termination, adverse modification or acceleration of any such Data Room Contract, in each case, that has had or would reasonably be expected to have a Business Material Adverse Effect. With respect to any Contract of the Acquired Entities (other than the Material Contracts) that is not included in the Data Room ("Non-Data Room Contracts"), none of the Acquired Entities or, to the Knowledge of the Seller Parties, any other party thereto, is in violation or breach of or default under, any such Non-Data Room Contract, and the Acquired Entities have not, during the past twenty-four (24) months, received written notice of any actual or alleged violation of or default under, or the cancellation, termination, adverse modification or acceleration of any such Non-Data Room Contract, in each case, that has had or would reasonably be expected to have a Business Material Adverse Effect.
Section 3.15Litigation. Except as set forth on Schedule 3.15, there are no Actions pending or threatened in writing or, to the Knowledge of the Seller Parties, orally, against or affecting the Acquired Entities or any of their assets or properties, or before (or to be before if pursued) or by any Governmental Authority with respect to the Acquired Entities. The Acquired Entities are not subject to any injunction, fine, judgment, order, or decree of any Governmental Authority. There are no Actions by any of the Acquired Entities pending or threatened in writing, to the Knowledge of the Seller Parties, orally against any other Person. There are no Actions pending or threatened in writing, or, to the Knowledge of the Seller Parties, orally against the Seller Parties, the Acquired Entities or any Affiliates thereof which would adversely impact the Seller Parties’ performance under this Agreement or the Ancillary Agreements, or the Seller Parties’ ability to consummate the Transactions.

Section 3.16Employees.
(a)Schedule 3.16(a) sets forth each Business Employee’s name; title; hire date; status (full-time/part-time/seasonal/temporary); principal place of employment; classification as exempt or non-exempt under the Fair Labor Standards Act; and current year annual base salary or hourly wage, in each case, as of the date hereof.
(b)Except as set forth on Schedule 3.16(b), each Business Employee is terminable at will, and there are no Contracts between the Seller Parties and their Affiliates (including any Acquired Entities) on one hand and any Business Employee on the other hand stating that such Business Employee’s employment or services will be for any particular period.
(c)With respect to the Business Employees, the Seller Parties and their Affiliates (including the Acquired Entities) are not, and during the three (3) prior years have not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been in the three (3) prior years, any Union representing or purporting to represent any Business Employees. During the three (3) prior years, there has not been, nor, to the Knowledge of the Seller Parties, has there been any threat of, any strike, slowdown, work stoppage, lockout or other similar labor disruption or dispute any Business Employees with respect to their work for the Seller Parties and their Affiliates (including the Acquired Entities). With respect to the Business Employees, the Seller Parties and their Affiliates (including the Acquired Entities) are not, and during the prior three (3) years have not been, the subject of any actual or threatened (in writing) Action asserting that the Seller Parties and their Affiliates (including any Acquired Entity) have committed an unfair labor practice, nor is or has there been any organizing effort or demand for recognition or certification or, to the Knowledge of the Seller Parties, any attempt to organize Business Employees by any Union during the three (3) prior years.
(d)With respect to the Business Employees, in the prior three (3) years, the Seller Parties and their Affiliates (including the Acquired Entities) have complied in all material respects with all applicable Laws, Contracts, and other sources of enforceable rights with respect to all labor and employment practices, including immigration; non-discrimination; equal employment opportunities; fair employment practices; harassment; retaliation; collective bargaining; labor relations; reasonable accommodations; disability rights or benefits; hiring, promotion or termination of employees; working conditions; plant closures; affirmative action; occupational safety and health; the payment of compensation, minimum wages, hours, child labor, and/or overtime; worker classification (including employee-independent contractor and exempt/non-exempt classification); compensation for breaks, meal periods, periods before and after work, and other periods at or away from work; paid time off; sick time; leaves of absence; unemployment insurance, workers’ compensation, and the collection and payment of withholding Tax (collectively, the “Employment Matters”). With respect to the Seller Parties and their Affiliates (including the Acquired Entities), in the prior three (3) years, there have been no Actions by current or former Business Employees or independent contractors related to any Employment Matters.
(e)To the Knowledge of the Seller Parties, no Business Employee or independent contractor engaged by any Acquired Entity is a party to or bound by any Contract that (i) would adversely affect the ability of the Buyer to conduct the business, (ii) restricts or limits in any way the scope or type of work that such Business Employee or independent contractor may perform on behalf of the Seller Parties and their Affiliates (including the Acquired Entities), or (iii) requires him or her to transfer, assign, disclose or use (or refrain from doing any of the foregoing) confidential information, Intellectual Property or any other information concerning his or her work for any Acquired Entity to or for anyone other than the Seller Parties and their Affiliates (including the Acquired Entities).
(f)None of the Seller Parties and their Affiliates (including the Acquired Entities) are subject to any affirmative action obligations under any Law or are a government contractor or subcontractor for the purposes of any Law with respect to the terms and conditions of employment, including the Service Contract Act or prevailing wage laws.
(g)Except as set forth on Schedule 3.16(g), during the three (3) prior years, to the Knowledge of the Seller Parties (i) no allegation involving, directly or indirectly, sexual or other unlawful harassment, discrimination or misconduct has been made, asserted or threatened to any Acquired Entity against any Business Employee, or current or former manager, officer or independent contractor, and (ii) neither the Seller Parties nor their Affiliates (including the Acquired Entities) is party to any agreement resolving or otherwise related to any such allegation.
(h)During the prior five (5) years, with respect to the Business Employees, the Seller Parties and their Affiliates (including the Acquired Entities) have complied in all material respects with the Immigration Reform and Control Act of 1986 and all regulations promulgated thereunder (“IRCA”) and similar Laws with respect to the completion, maintenance and other documentary requirements of Forms I-9 (Employment Eligibility Verification Forms) and similar employee verification forms for all Business Employees and the re-verification of the employment status of any and all Business Employees whose employment authorization documents indicated a limited period of employment authorization. In addition, during the prior five (5) years, with respect to the Business Employees, (i) the Seller Parties and their Affiliates (including the Acquired Entities) have not received any written notice of any inspection or investigation relating to its alleged noncompliance with or violation of applicable U.S. immigration Laws, and (ii) the Seller Parties and their Affiliates (including the Acquired Entities) have not been fined or otherwise penalized by reason of any failure to comply with applicable U.S. immigration Laws.
Section 3.17Employee Benefits.
(a)Schedule 3.17(a) contains an accurate and complete list of each Benefit Plan maintained or contributed to or sponsored by the Acquired Entities or under which any Business Employees participate as of the date of this Agreement (individually referred to herein as a “Plan” and collectively, the “Plans”).
(b)Neither an Acquired Entity nor any Person that, together with an Acquired Entity would be treated as a single employer under Section 414 of the Code (each, an “ERISA Affiliate”) sponsors, maintains, contributes to, has within the past six (6) years sponsored, maintained, or contributed to, or has any liability under or with respect to, a Benefit Plan that is or was subject to Title IV of ERISA or Code Section 412 or 430, any “multiemployer plan” as defined in Section 3(37) of ERISA, any multiple employer plan as described in Section 413(c) of the Code or any multiple employer welfare arrangement as defined in Section 3(40) of ERISA.
(c)No Plan provides (or could require an Acquired Entity to provide) post-employment welfare benefits with respect to any Business Employees other than (i) a limited period through the end of the month following separation from service as set forth in any applicable insurance policy, (ii) coverage mandated by Section 4980B of the Code or (iii) other applicable state continuation coverage Law for which the covered individual pays the full cost of coverage.
(d)Each Plan has been funded, administered and maintained, in form and operation in compliance in all material respects with its terms and all applicable laws and regulations, including, but not limited to, ERISA and the Code. Each Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified, and its related trust is exempt from Tax under Code Section 501(a). Each such Plan has received a favorable determination, opinion, or advisory letter from the IRS to the effect that such Plan meets the requirements of Code Section 401(a). The Acquired Entities and their ERISA Affiliates have complied in all material respects with the notice and continuation coverage requirements under Section 4980B of the Code or other applicable state continuation coverage Law. Each Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) is in compliance in all material respects with the applicable requirements of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act, and no Acquired Entity or ERISA Affiliate has incurred, and no circumstances exist that can reasonably be expected to cause any Acquired Entity or its ERISA Affiliates to incur, any material penalty pursuant to Section 4980D, 4980H, 6721, or 6722 of the Code with respect to any Plan.
(e)There are no pending or, to the Knowledge of the Seller Parties, threatened (in writing), Actions, claims (other than routine undisputed claims for benefits), suits, disputes, audits or investigations with respect to any Plan. Neither an Acquired Entity, nor, to the Knowledge of the Seller Parties, any other Person, has engaged in any transaction with respect to any Plan that would be reasonably likely to subject the Acquired Entities to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.
(f)Except as set forth on Schedule 3.17(f), the consummation of the Transactions will not accelerate the time of the payment or vesting of, or increase the amount of compensation or benefits under any Plan with respect to any Business Employees.
(g)Each Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in material compliance with Section 409A of the Code and the guidance thereunder, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Plan, and no Business Employee is entitled to any gross-up or otherwise entitled to indemnification by an Acquired Entity, any Subsidiary of an Acquired Entity or any ERISA Affiliate for any violation of Section 409A of the Code.
(h)This Section 3.17 contains the sole and exclusive representations and warranties of the Seller Parties regarding Plans or ERISA matters, or liabilities or obligations, or compliance with Laws, relating thereto.
Section 3.18Significant Customers and Significant Vendors.
(a)Schedule 3.18(a) sets forth a list of the top twenty (20) customers of the Acquired Entities collectively based on revenue, for (i) the twelve-month period ended September 30, 2024 and (ii) the six-month period ended March 31, 2025 (the “Significant Customers”), including the amount of revenue for each Significant Customer over such respective period. Except as set forth on Schedule 3.18(a), during the prior twelve (12) months, none of the Acquired Entities has received any written, or, the Knowledge of the Seller Parties, oral notice or other written communication from any Significant Customer that such Significant Customer intends to terminate, or materially reduce its relationship with any such Acquired Entity.
(b)Schedule 3.18(b) sets forth a list of the top fifteen (15) vendors of the Acquired Entities collectively for the twelve-month period ended September 30, 2024 and (ii) the six-month period ended March 31, 2025 based on payments to such Persons by the Acquired Entities (or allocations of vendor costs to the Acquired Entities) over such respective period (the “Significant Vendors”), including the amount paid to each Significant Vendor over such respective period. Except as set forth on Schedule 3.18(b), during the prior twelve (12) months, none of the Acquired Entities has received any written notice or other written, or, the Knowledge of the Seller Parties, oral communication from any Significant Vendor that such Significant Vendor has or intends to terminate or materially reduce its relationship with the Acquired Entities.
Section 3.19Governmental Permits. The Acquired Entities hold all material permits, licenses, approvals, certificates, registrations, accreditations, and other authorizations necessary for the operation of the business of the Acquired Entities (collectively, the “Material Permits”). Schedule 3.19 contains a complete list of all Material Permits held by the Acquired Entities. None of the Acquired Entities is in violation of the terms of any such Material Permit in any material respect. There is no Action pending or threatened in writing or, to the Knowledge of Seller Parties, orally to revoke, modify or otherwise fail to renew any such Material Permit.
Section 3.20Compliance with Health Care Laws.
(a)Each of the Acquired Entities and their respective directors, officers, and to the Knowledge of the Seller Parties, the employees of the Acquired Entities are, and for the past six (6) years have been, in compliance with all applicable Health Care Laws in all material respects in connection with the business of the Acquired Entities. The Seller Parties have not received in the past six (6) years any written notification or written correspondence from any Governmental Authority asserting non-compliance in any material respect by, or liability of, the Acquired Entities under any applicable Health Care Laws. The Acquired Entities are not a party to nor have any ongoing reporting or disclosure obligations pursuant to, or under, any order by a Governmental Authority or corporate integrity agreements, deferred or non-prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Authority.
(b)To the Knowledge of the Seller Parties, no Person has filed against the Acquired Entities any claim under any federal or state whistleblower statute, including without limitation, the Federal False Claims Act (31 U.S.C. §§ 3729 et. seq.). The Acquired Entities have not in the last six (6) years made, and are not in the process of making, a voluntary self-disclosure under the voluntary self-disclosure protocol established by the Secretary of the United States Department of Health and Human Services (“HHS”), or any United States Attorney, or other Governmental Authority. No Person (terminated employee, contractor or otherwise) has, to the Knowledge of the Seller Parties, filed a written claim relative to the Acquired Entities that would qualify such Person as a relator under the federal False Claims Act (31 U.S.C. §§ 3729-3733), including filing such a claim alleging non-compliance with any Health Care Laws, or billing or coding requirements, and, to the Knowledge of the Seller Parties, no facts or circumstances currently exist or have existed during the past six (6) years that could give rise to or serve as a basis for any such claim or material violation of any Health Care Laws.
(c)None of the Acquired Entities nor, to the Knowledge of the Seller Parties any of their respective directors, officers or employees of the Acquired Entities is or has ever been: (i) debarred, excluded, or suspended from participating in any Federal Health Care Program, (ii) a party to an individual or corporate integrity agreement with the HHS Office of Inspector General or otherwise has any continuing reporting obligations pursuant to any deferred prosecution, consent decree, settlement, integrity agreement, corrective action plan or other agreement with any Governmental Authority, (iii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, or sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of a violation of any Federal Health Care Program requirement or Health Care Law, (iv) listed on the System for Award Management published list of parties excluded from federal procurement programs and non-procurement programs, or (v) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury.
(d)The Acquired Entities do not provide healthcare services to patients and are not enrolled in and do not bill or receive any payment for professional services under any third-party healthcare payor program.
Section 3.21Health Information Privacy and Security.
(a)Except as set forth on Schedule 3.21(a), each Acquired Entity is currently and for the past six (6) years has been in material compliance with HIPAA. The Acquired Entities have implemented and maintained controls, policies, procedures and safeguards necessary to: (i) comply with HIPAA in all material respects; and (ii) protect in all material respects against the loss, corruption, unauthorized modification, misuse, theft, and unauthorized access, use or disclosure of Protected Health Information (“PHI”) (as that term is defined at 45 C.F.R. § 160.103).
(b)Regulatory Notices. Except as set forth on Schedule 3.21(b), no Acquired Entity has received any written notices or written correspondence during the past six (6) years from any Governmental Authority regarding any actual or potential non-compliance with HIPAA in any material respect.
(c)Required Notifications. Except as set forth on Schedule 3.21(c), in the past six (6) years, the Acquired Entities have made all notices, disclosures and filings required by HIPAA in all material respects.
(d)Breach Notifications. Except as set forth on Schedule 3.21(d), to the Knowledge of the Seller Parties, the Acquired Entities have not experienced any Breach of Unsecured Protected Health Information (as those terms are defined in HIPAA) during the last six (6) years.
Section 3.22Transactions with Affiliates. Except as set forth on Schedule 3.22, no officer, director, or key employee of any of the Acquired Entities, their Subsidiaries or any Seller Party or any Affiliate thereof (a) has any agreement or other business relationship, including any shared service arrangement, with any of the Acquired Entities, except relating to (i) such individual’s employment, (ii) a person’s capacity as an officer or director of such Acquired Entity or its Subsidiaries, (iii) the payment of compensation and benefits in the ordinary course of business, (iv) the services reflected in the Transition Services Agreement, or (v) Seller’s ownership of the Equity Interests in the Acquired Entities; and (b) owns any assets (tangible or intangible) that are used in the business of any of the Acquired Entities.
Section 3.23Bank Account; Powers of Attorney. Schedule 3.23 provides the following information with respect to each account maintained by or for the benefit of any of the Acquired Entities at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to (i) sign checks or other documents with respect to such account, (ii) access such account, view the account balance and view the transactions with respect to such account, including all Persons with online and remote access, and (iii) input or release payments from such account. Schedule 3.23 provides a list of each person holding a power of attorney from any of the Acquired Entities and the summary terms thereof.
Section 3.24Foreign Corrupt Practices Act. During the prior three (3) years, neither any of the Acquired Entities or their Subsidiaries nor any director, officer, agent, or employee of any of the Acquired Entities or any of its Subsidiaries (nor any other person acting at the direction of or on behalf of the foregoing) has, directly or indirectly, (a) used any company funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from company funds, (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (d) made any bribe, or any unlawful rebate, payoff, influence payment, or kickback or other unlawful payment, or (e) agreed, committed, offered or attempted to take any of the actions described in clauses (a)-(d) above.
Section 3.25Insurance. Schedule 3.25 sets forth a list, as of the date of this Agreement, of all insurance policies in force with respect to the Acquired Entities. Each such policy is in full force and effect (subject to the Enforceability Exceptions). Each such policy has been made available to Buyer. Except as disclosed on Schedule 3.25, during the prior two (2) years, no insurer (a) has questioned, denied or disputed coverage of any material claim currently pending under any such policy relating to any Acquired Entity or (b) has threatened to cancel or not renew any such policy or require any material modification in connection with any renewal of any such policy relating to any Acquired Entity. There are no claims involving more than $100,000 in any individual circumstance pending under any of such policies relating to any Acquired Entity and, except as set forth on Schedule 3.25, no such claim has been made under any of such policies in the last two years.
Section 3.26Exclusivity of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), NEITHER THE SELLER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES IS MAKING OR HAS MADE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER RELATING TO THE ACQUIRED ENTITIES OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS, AND THE SELLER PARTIES HEREBY DISCLAIM ANY AND ALL SUCH REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS QUALIFIED BY THE DISCLOSURE SCHEDULES), NEITHER THE SELLER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES OR AFFILIATES IS MAKING OR HAS MADE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER RELATING TO (I) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO THE ACQUIRED ENTITIES OR (II) ANY ORAL OR WRITTEN INFORMATION FURNISHED OR MADE AVAILABLE TO BUYER, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES IN THE COURSE OF THEIR DUE DILIGENCE INVESTIGATION OF THE ACQUIRED ENTITIES (INCLUDING ANY SUCH INFORMATION INCLUDED IN THE DATA ROOM), THE NEGOTIATION OF THIS AGREEMENT OR THE CONSUMMATION OF THE TRANSACTIONS, INCLUDING THE ACCURACY, COMPLETENESS OR CURRENCY THEREOF, AND THE SELLER PARTIES, AND THEIR RESPECTIVE

REPRESENTATIVES AND AFFILIATES WILL NOT HAVE ANY LIABILITY TO BUYER OR ANY OTHER PERSON IN RESPECT OF SUCH INFORMATION, INCLUDING ANY SUBSEQUENT USE OF SUCH INFORMATION.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to the Seller Parties to enter into this Agreement, as of the date hereof (unless made as of a specific date), Buyer hereby makes the representations and warranties set forth in this ARTICLE IV to the Seller Parties:
Section 4.1Organization.
(a)Buyer is duly incorporated or organized, as applicable, validly existing and in good standing under the Laws of its jurisdiction of formation, and is also duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction in which the ownership of properties or the conduct of its business requires it to be so qualified, except where failure to be so licensed, qualified or in good standing, would not result or reasonably be expected to result in a Buyer Material Adverse Effect.
Section 4.2Authorization; Enforceability.
(a)The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party, and the consummation of the Transactions, have been duly and validly authorized by Buyer and no other act or proceeding on the part of Buyer, its directors, or its stockholder(s) is necessary to authorize the execution, delivery or performance by Buyer of this Agreement or each Ancillary Agreements to which Buyer is a party, or the consummation of the Transactions.
(b)This Agreement and each Ancillary Agreement to which Buyer is a party, have been duly executed and delivered by Buyer, and this Agreement and each Ancillary Agreement to which Buyer is a party constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by the Enforceability Exceptions.
Section 4.3Non-contravention.
(a)Neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the Transactions will (i) breach or materially violate any Law to which Buyer is subject, (ii) breach or violate any provision of the Governing Documents of Buyer, (iii) violate conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice or consent under, any Contract or permit to which Buyer or any of its Subsidiaries or Affiliates is a party, or by which it or any of its properties or assets are bound or affected, or (iv) result in the imposition of any Lien (other than Permitted Liens) upon any of the assets or properties of Buyer.
(b)Except as set forth in Schedule 4.3(b), no consent, license, authorization or approval or other action by, and no notice to or filing, registration or declaration with, any Governmental Authority is required to be obtained or made by Buyer in connection with the due execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements and the consummation by Buyer of the Transactions.

Section 4.4Brokers’ Fees. Buyer has no obligation to pay any fees, commissions or similar payment to any broker, investment banker, financial advisor, finder or agent with respect to the Transactions.
Section 4.5Securities Matters. The Purchased Equity Interests are being acquired by Buyer for its own account and without a view to the public distribution or sale of the Purchased Equity Interests or any interest in them. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Equity Interests, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Purchased Equity Interests. Buyer understands and agrees that it may not sell or dispose of any of the Purchased Equity Interests other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act.
Section 4.6Solvency. Buyer, as of immediately following the Closing, (a) is not insolvent or left with unreasonably small capital, (b) has not incurred debts beyond its ability to pay such debts as they mature, or (c) does not have liabilities in excess of the reasonable market value of its assets.
Section 4.7Investigation; No Reliance. Buyer has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Purchased Equity Interests, the Acquired Entities, the Transactions, and any other assets, rights or obligations to be transferred hereunder or pursuant hereto. Buyer has been furnished with, or given adequate access to, such information about the Purchased Equity Interests, the Acquired Entities, and any other assets, rights or obligations to be transferred hereunder or pursuant hereto, as it has requested. Buyer acknowledges and agrees that (a) the only representations and warranties made by the Seller Parties or their respective Representatives and Affiliates of any nature whatsoever relating to the Acquired Entities, or otherwise in connection with this Agreement and the Transactions are the representations and warranties made in ARTICLE III of this Agreement (in each case, as qualified by the Disclosure Schedules), (b) other than the representations and warranties made in ARTICLE III of this Agreement (in each case, as qualified by the Disclosure Schedules), neither the Seller Parties nor their respective Representatives and Affiliates is making or has made any express or implied representation or warranty of any nature whatsoever relating to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Acquired Entities or (ii) any oral or written information furnished or made available to Buyer, its Affiliates or their respective Representatives in the course of their due diligence investigation of the Acquired Entities (including any such information included in the Data Room), the negotiation of this Agreement or the consummation of the Transactions, including the accuracy, completeness or currency thereof, (c) Buyer will not have any right or remedy arising out of, and expressly disclaims reliance on, any other representations of any nature whatsoever or other information made or supplied by or on behalf of the Seller Parties or their respective Representatives and Affiliates relating to the Acquired Entities, or otherwise in connection with this Agreement and the Transactions, including information provided in management presentations, the Data Room or other due diligence information, except for the representations and warranties made in ARTICLE III of this Agreement (in each case, as qualified by the Disclosure Schedules), and (d) any Actions that Buyer may have for breach of a representation or warranty of any nature whatsoever relating to the Acquired Entities, or otherwise in connection with this Agreement and the Transactions shall be based solely on the representations and warranties set forth in ARTICLE III hereof (in each case, as modified by the Disclosure Schedules).
ARTICLE V
COVENANTS
Section 5.1Post-Closing Access to Information.
(a)From and after the Closing, the Seller Parties and the Buyer shall preserve and keep, or cause to be preserved and kept, all pre-Closing books and records (collectively, “Records”) (i) in the case of the Seller Parties, held by the Seller Parties and related to the Acquired Entities and the Business Employees, and (ii) in the case of Buyer, included in the assets of any Acquired Entity for the longer of (x) any applicable statute of limitations and (y) a period of at least six (6) years from the Closing Date (the “Applicable Period”). During the Applicable Period, subject to Section 5.4(c), Buyer and the Seller Parties and their respective Representatives shall, upon reasonable notice, have access (except to the extent such access would (i) be likely to result in the loss of any attorney-client privilege of the disclosing party, except to the extent that such privilege may be preserved by the disclosing party’s use of commercially reasonable efforts to allow the disclosure of such Records, (ii) contravene or violate any of the disclosing party’s obligations with respect to any applicable Law or order, or (iii) include access to Records that relate to the negotiation and execution of this Agreement by the disclosing party or the process that led to the negotiation and execution of this Agreement by the disclosing party), during regular business hours and on reasonable advance notice, at the sole cost of the requesting party, to examine, inspect and copy such Records (such Records, excluding the Records that are withheld in accordance with clauses (i), (ii) and (iii) set forth above, the “Applicable Records”) in connection with (A) subject to Section 5.4(c), the preparation of Tax Returns or responding to or disputing any Tax inquiry, audit or assessment, (B) preparing required reports to any Governmental Authorities (including the U.S. Securities and Exchange Commission (“SEC”)), (C) any Action to which the requesting party or its Affiliates are parties (unless such Action is between the Parties or their Affiliates, in which case the rules of discovery shall apply), or (D) the requirements of any Law, or the rules and regulations of any national securities exchange or national securities quotation system, applicable to the requesting party or its Affiliates; provided, however, that, in the event that any Applicable Records are subject to the terms of a confidentiality agreement with a third party, the disclosing Party may implement reasonable procedures to enable the disclosure or provision of reasonable access to such Applicable Records by the requesting Party. If so reasonably requested by the disclosing party, the Seller Parties, the Buyer or their Affiliates, as applicable, shall enter into a customary joint defense agreement with the other party and their Affiliates with respect to any information to be provided pursuant to this Section 5.1.
(b)Each Party shall, and shall cause its controlled Affiliates and Representatives to, (i) keep all Records accessed pursuant to this Section 5.1 confidential, (ii) not publicly disclose or divulge such information to any third party (except for Representatives of any such Party); provided, however, that notwithstanding the foregoing, such requesting Party may furnish any such information as the requesting Party reasonably determines it is legally obligated to disclose (and only to the extent that it is legally obligated to disclose) if (x) the requesting Party receives a request to disclose all or any part of the information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (y) to the extent practicable and not inconsistent with such request, the requesting Party notifies the disclosing Party of the existence, terms and circumstances surrounding such request and consults with the disclosing Parties on the advisability of taking steps available under applicable Law to resist or narrow such request; and (z) upon the disclosing Party’s request, the requesting Party exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed information; provided, that the disclosing Party shall promptly reimburse the requesting Party for all reasonable costs incurred in connection with the requesting Party’s compliance with this clause (z), and (iii) not use such information other than for the express purposes set forth in this Section 5.1.
Section 5.2Confidentiality.
(a)The Confidentiality Letter Agreement, dated February 5, 2025, by and between Buyer and Seller Parent (the “Confidentiality Agreement”) is incorporated into this Agreement by reference and shall continue in full force and effect; provided, however, that, at and after the Closing, the confidentiality and non-use obligations of Buyer set forth therein shall terminate in respect of the Transferred Confidential Information (as defined below) and neither the Buyer nor any of its Affiliates (including the Acquired Entities) shall be in violation or breach of the non-solicitation restrictive covenant in the Confidentiality Agreement in the event they hire or engage any of the employees listed on Schedule 5.2(a).
(b)After the Closing, except to the extent required by applicable Law or the rules and regulations of any national securities exchange or national securities quotation system, or in order for the Seller Parties and the Seller Entities (as defined below) to comply with their legal, Tax and reporting obligations, each Seller Party agrees that it will not, and will cause Ultimate Seller Parent and the Subsidiaries of the Seller Parties and Ultimate Seller Parent not to (Ultimate Seller Parent and such Subsidiaries, collectively, the “Seller Entities”), use for its or their own benefit, disclose, or divulge to any third party (except for Representatives of any Seller Party or Seller Entity), any Transferred Confidential Information; provided, however, that, notwithstanding the foregoing, the Seller Parties and the Seller

Entities may furnish any such Transferred Confidential Information as the Seller Parties and any such Seller Entity reasonably determines it is legally obligated to disclose if (x) any such party receives a request to disclose all or any part of the Transferred Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority or by any governmental, judicial, legal or administrative body or process; (y) to the extent practicable and not inconsistent with such request, any such party notifies Buyer of the existence, terms and circumstances surrounding such request and consults with Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; and (z) upon Buyer’s request, any such party exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Transferred Confidential Information; provided, that Buyer shall promptly reimburse any such party for all reasonable costs incurred in connection with such party’s compliance with clause (z). For purposes of this Agreement, “Transferred Confidential Information” means all proprietary and confidential information included in the assets of the Acquired Entities; provided, however, that in any case, “Transferred Confidential Information” shall not include information that (A) is or becomes generally known or generally available to the public other than as a result of a breach of this Section 5.2(b), (B) becomes available to any Seller Party or any Seller Entity on a non-confidential basis from a source other than the Seller Parties or any Seller Entity thereof, provided that the source of such information is not known by the Seller Parties or any Seller Entity to be bound by a confidentiality agreement that prohibits such disclosure, or (C) has been independently developed by any Seller Party or any Seller Entity following the Closing without the use of Transferred Confidential Information or violating the terms of this Agreement. Buyer acknowledges that some general industry knowledge or “know how” with respect to the Transferred Confidential Information cannot be separated from the Seller Parties’ overall knowledge, and the Seller Parties and the Seller Entities shall be permitted to use this general knowledge or “know how” in their ordinary course of business, provided that the Seller Parties and the Seller Entities otherwise comply with this Section 5.2(b).
(c)For the avoidance of doubt, any actions taken by any Seller Party or any Seller Entity thereof pursuant to the terms of, or in connection with the exercise of any rights under, any Ancillary Agreement or this Agreement shall not be considered a breach of this Section 5.2.
(d) Notwithstanding anything contained herein to the contrary, the confidentiality provisions in any Ancillary Agreements that include a confidentiality provision will govern the subject matter of those agreements in accordance with the terms set forth therein, as applicable, in lieu of the confidentiality provisions set forth in this Agreement.
Section 5.3Public Announcements.
(a)The Parties agree that the initial press release(s) to be issued with respect to the execution of this Agreement shall be in a form agreed to by the Parties. Except with respect to any press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, to the extent such disclosure is still accurate, each of the Parties agrees that no public release or announcement concerning the Transactions, this Agreement or any Ancillary Agreement shall be issued by any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or court process, in which case the Party required to make the release or announcement shall, to the extent reasonably practicable, provide prior written notice to the other Party of the contents of such release or announcement and allow the other Party a reasonable opportunity to comment on such release or announcement in advance of such issuance, including under Section 5.3(b) below.
(b)Notwithstanding the foregoing terms of Section 5.3(a), nothing contained herein will limit Ultimate Seller Parent from making any disclosures in SEC filings or other public disclosures concerning the Transactions, this Agreement or any Ancillary Agreement as may be necessary or advisable under applicable Law or the rules and regulations of Nasdaq.

Section 5.4Tax Matters.
(a)Tax Returns.
(i)Except as expressly permitted in Section 5.4(f) below, Seller Parent shall prepare or cause to be prepared, and file or cause to be filed, (A) all Flow-Through Tax Returns required to be filed by or in respect of the Acquired Entities (or on which the items of income, gain, deduction, loss and credit of the Acquired Entities are reported) after the Closing Date that relate to any Pre-Closing Tax Period of the Acquired Entities (each, a “Seller Income Tax Return”), and (B) all other Tax Returns that are required to be filed by or with respect to any of the Acquired Entities prior to the Closing Date (taking into account applicable extensions) (each, a “Pre-Closing Date Tax Return”). Following the Closing Date, Buyer shall promptly provide (or cause the Acquired Entities to provide) to Seller Parent any information reasonably requested by Seller Parent to facilitate the preparation and filing of any Seller Income Tax Returns, and Buyer shall use commercially reasonable efforts to prepare (or cause to be prepared) such information in a manner and on a timeline requested by Seller Parent, as applicable. All such Tax Returns prepared by Seller Parent pursuant to this Section 5.4(a)(i) for which Buyer (or any of its Affiliates) is liable (including pursuant to the terms of this Agreement) shall be submitted to Buyer for its consent, which shall not be unreasonably withheld, conditioned or delayed no later than thirty (30) days (or in respect of non-Income Tax Returns, such shorter period as is reasonable under the circumstances) prior to the due date for filing such Tax Return (taking into account any applicable extensions). Seller Parent shall reasonably consider any reasonable comments timely received from Buyer prior to the due date thereof (taking into account any applicable extensions).
(ii)Except for any Tax Return required to be prepared by Seller Parent pursuant to Section 5.4(a)(i), Buyer shall prepare and timely file or cause to be prepared and timely filed any other Tax Returns of the Acquired Entities that are first due after the Closing Date (taking into account applicable extensions) (each, a “Buyer Tax Return”). Each Buyer Tax Return shall be prepared in a manner consistent with past practice of the Acquired Entities unless otherwise required by Law or by this Agreement. Buyer shall submit a draft of any Buyer Tax Return that reflects a Tax for which Seller Parent (or any of its Affiliates) is liable (including pursuant to the terms of this Agreement) to Seller Parent for its review and comment at least thirty (30) days (or in respect of non-Income Tax Returns, such shorter period as is reasonable under the circumstances) prior to the due date for filing such Buyer Tax Return (taking into account any applicable extensions). Buyer shall revise any such Buyer Tax Return to reflect any reasonable comments timely received from Seller Parent prior to due date thereof (taking into account applicable extensions). To the extent that any Taxes are payable that are attributable to a Pre-Closing Tax Period with respect to any Buyer Tax Return prepared in compliance with this Section 5.4(a)(ii) have not been paid by the Seller Parties before the Closing or included as a liability in the calculation of the Final Net Working Capital Amount, the Final Acquired Entity Indebtedness or the Final Acquired Entity Transaction Expenses, the amount of any such Taxes that are attributable to a Pre-Closing Tax Period will be paid by the Seller Parties to Buyer no later than three (3) days prior to the latest date on which such Taxes are due and payable without interest or penalty.
(iii)Notwithstanding any provision to the contrary in this Agreement or any Ancillary Agreement, all Transaction Tax Deductions shall be deducted on the applicable Seller Income Tax Returns with respect to the relevant Pre-Closing Tax Period to the maximum extent permitted by applicable Law.
(b)Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Acquired Entities for any Straddle Period, the determination of Taxes for the portion of the Straddle Period ending on and including the Closing Date shall be determined as follows:
(i)in the case of any real property, personal property and any similar ad valorem Tax, such Tax shall be equal to the total amount of such Taxes for the entire Straddle

Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period that are in the period ending on and including the Closing Date, and the denominator of which is the total number of calendar days in the Straddle Period; and
(ii)in the case of Taxes other than those described in subsection (i) above, on a “closing of the books” basis by assuming the Straddle Period consisted of two (2) taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date.
(c)Cooperation.
(i)The Seller Parties and Buyer shall (and shall cause their respective Affiliates, including the Acquired Entities to) (A) assist in the preparation and timely filing of any Tax Return in respect of the Acquired Entities in accordance with Section 5.4(a) and Section 5.4(f); (B) assist in any audit or other legal proceeding with respect to Taxes or Tax Returns (including Flow-Through Taxes or Flow-Through Tax Returns) of the Acquired Entities (whether or not a Tax Contest) for a Pre-Closing Tax Period or a Straddle Period (other than any such legal proceeding between the Parties hereto); (C) as reasonably requested, make available any information, records, or other documents relating to any Taxes or Tax Returns of the Acquired Entities (including copies of Tax Returns and related work papers that are readily available) for a Pre-Closing Tax Period or a Straddle Period; and (D) retain and provide certificates, documents, or forms, and timely execute any Tax Returns, that are necessary or appropriate to establish an exemption for, an exemption from, or reduction in, any Taxes that could otherwise be imposed with respect to a taxable period or portion thereof ending before, on or after the Closing Date. This Section 5.4(c)(i) shall apply to Buyer’s sharing of information regarding documentation relevant to any Tax Contest described in Section 5.4(c)(ii)(A) and to Seller Parties’ sharing of results of any Tax Contest or Tax Return with Buyer to the extent relevant for any Tax Return other than a Pre-Closing Date Tax Return.
(ii)Notwithstanding anything in this Agreement or the Ancillary Agreements to the contrary, (A) Seller Parent shall have the exclusive right to control all matters relating to any Seller Income Tax Return (including, in each case, the preparation and filing of any such Tax Return and any Tax Contests related thereto), and (B) nothing in this Agreement shall prevent Seller Parent, or any of its Affiliates from filing any Flow-Through Tax Return or shall be construed to require Seller Parent or any of its Affiliates to provide any Person with any Flow-Through Tax Return of Seller Parent or Seller or any copies of such Tax Returns, including any supporting workpapers.
(d)Tax Contests.
(i)If any Governmental Authority asserts or initiates an Action in respect of Taxes with respect to a Pre-Closing Tax Period (including any Straddle Period) against any Acquired Entity (a “Tax Contest”) after the Closing, then the Party first receiving notice of such Tax Contest promptly shall provide written notice thereof to the other Parties to this Agreement; provided, that the failure of such Party to give such prompt notice shall not relieve the other Party of any of its obligations under Section 5.4(c)(ii) or (iii) below, except to the extent that the other Party is prejudiced by such failure (as determined by a court of competent jurisdiction). Such written notice shall specify in reasonable detail the basis for such Tax Contest and shall be accompanied by a copy of the relevant portion of any notice or other correspondence received from the Governmental Authority with respect to such Tax Contest.
(ii)Seller Parent, at its expense, shall have the right to control the conduct of any Tax Contest that relates to a Pre-Closing Tax Period that could adversely impact Seller Parent or any of its Affiliates or increase such Person’s liability for Taxes or otherwise; provided, that subject to Section 5.4(c)(ii), (A) Buyer shall have the right to participate, at its sole cost and expense, in such Tax Contest, (B) Seller Parent shall keep Buyer reasonably apprised of the status of such Tax Contest, (C) Seller Parent shall provide to Buyer copies of all material correspondence received from the applicable Governmental Authority in connection with such Tax Contest, and (D) Seller Parent shall not settle, compromise or abandon such Tax Contest without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), if such settlement of such Tax Contest could reasonably be expected to materially and adversely affect the Tax liabilities of Buyer.
(iii)Subject to Section 5.4(c)(ii), Buyer, at its expense, shall have the right to control the conduct of any Tax Contest not controlled by Seller Parent; provided, that (A) Seller Parent shall have the right to participate, at its sole cost and expense, in such Tax Contest, (B) Buyer shall keep Seller Parent reasonably apprised of the status of such Tax Contest, (C) Buyer shall provide to Seller Parent copies of all material correspondence received from the applicable Governmental Authority in connection with such Tax Contest, and (D) Buyer shall not settle, compromise or abandon such Tax Contest without the prior written consent of Seller Parent (which consent shall not be unreasonably withheld, delayed or conditioned) if such settlement of such Tax Contest could reasonably be expected to materially and adversely affect the Tax liabilities of Seller Parent or any of its Affiliates.
(iv)The provisions of Section 5.4(d) (insofar as it relates to Tax Contests) shall apply to Tax Contests.
(e)Transfer Taxes. All U.S. federal, state, local, and non-U.S. transfer, excise, sales, use, value added, registration, stamp, recording, property and similar Taxes or fees (including any interest and penalties with respect thereto) applicable to, imposed upon, or arising out of the Transactions (collectively, “Transfer Taxes”) shall be paid 50% by Seller and 50% by Buyer. The Party so obligated shall prepare and timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and the other Party shall join in the execution of any such Tax Returns to the extent required by applicable Law. Seller and Buyer will each use its commercially reasonable efforts to avail itself of any available exemptions or exclusions from any such Transfer Taxes.
(f)Seller Tax Matters. Except as expressly permitted under Section 5.4(a) and as expressly permitted below, Buyer shall not (and shall not cause or permit any Affiliate, including after the Closing Date, any Acquired Entity, to) take, cause, agree to or otherwise initiate any Seller Tax Matter without the prior written consent of Seller Parent (which consent, except as otherwise provided in Section 5.4(c)(ii), shall not be unreasonably withheld, conditioned or delayed). With respect to the sales and use Tax Returns of the Seller Parties or the Acquired Entities for Pre-Closing Tax Periods, the Parties have agreed to allow Buyer to determine the procedures to be used to prepare and file such Tax Returns to the extent Buyer reasonably determines such filing is required under applicable Law, whether such filings are made under a voluntary disclosure program (and to continue any such voluntary disclosure program that has been commenced prior to Closing), a tax amnesty program or other filings of such Tax Returns. Buyer shall submit drafts of proposed filings ready to be filed to the Seller Parent in accordance with the time periods set forth in Section 5.4(a)(ii) for non-Income Tax Returns and shall follow the procedures set forth in that section regarding revisions due to reasonable comments timely received from Seller Parent. Buyer agrees to take reasonable efforts to mitigate the amount of Taxes, interests and penalties due, when it is cost effective to do so, for example by amending sales and use Tax Returns for other jurisdictions for such Pre-Closing Tax Periods to eliminate duplicative reporting of transactions.
(g)Tax Refunds. Seller Parent shall be entitled to any refunds or credits of or against any Pre-Closing Taxes that were not taken into account in the determination of the Closing Consideration and that are received or applied by Buyer or any Acquired Entity in, or that reduce Taxes otherwise payable by Buyer or any Acquired Entity in respect of, a taxable period (or portion thereof) beginning after the Closing Date, net of reasonable out-of-pocket costs incurred by Buyer in connection with obtaining such refunds or credits (any such amount, a “Seller Tax Refund”). Buyer shall use commercially reasonable efforts to cause the Acquired Entities to make all filings prepared by Seller Parent and take all actions as reasonably directed by Seller Parent to secure any such Seller Tax Refunds as promptly as possible and to pay to Seller Parent any such amount within fifteen (15) days after the actual receipt of or entitlement to such refund or overpayment, net of reasonable out-of-pocket costs incurred by Buyer. If any refund paid to Seller Parent pursuant to this Section 5.4(g) is subsequently required to be repaid to a Governmental Authority, Seller Parent shall promptly return to Buyer the amount of such refund, including any interest thereon at the same rate charged by the IRS or applicable Governmental Authority on the amount required to be repaid.
(h)Allocation of Purchase Price. Within thirty (30) days after the determination of the Final Closing Consideration, Buyer shall provide to Seller Parent a draft allocation (the “Allocation Statement”) of the Purchase Price and any other amounts includible as purchase price for U.S. federal income tax purposes among the assets of the Acquired Entities in accordance with Section 1060 of the Code and the U.S. Treasury Regulations promulgated thereunder and the principles set forth in set forth on Annex III attached hereto (the “Asset Allocation Methodology”). If Seller Parent disputes any items reflected on Buyer’s draft Allocation Statement, Seller Parent shall notify Buyer in writing of the disputed items within thirty (30) days following its receipt of such draft Allocation Statement and Buyer and Seller Parent shall negotiate in good faith to resolve the disputed items in the draft Allocation Statement. If Buyer and Seller Parent are unable to resolve any such dispute within ten (10) days after Seller Parent provided notice thereof to Buyer, the remaining disputed items shall be resolved by the Independent Accounting Firm pursuant to the procedures set forth in Section 2.5(c) and by applying the Asset Allocation Methodology. Any determination of the Independent Accounting Firm with respect to the Allocation Statement in a manner consistent with the Asset Allocation Methodology shall be final, binding, and conclusive on the Parties. Buyer and Seller Parent shall prepare and file all Tax Returns (including, but not limited to IRS Form 8594) consistent with the Allocation Statement, as finally determined. No Party shall take any position in any Tax-related filing, proceeding, audit, examination or similar matter that is inconsistent with the Allocation Statement. No Party shall agree to any proposed adjustment to the Allocation Statement by any Governmental Authority without first giving the other Party written notice; provided, that nothing contained herein shall prevent a Party from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation Statement, and no Party shall be required to litigate any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation Statement.
Section 5.5Indemnification, Exculpation and Insurance.
(a)Prior to the Closing Date, the Seller Parties shall purchase “tail” coverage for the (i) the six (6) year period following the Closing under the cyber and privacy insurance, E&O and professional liability, employment practice liability and fiduciary insurance covering the Acquired Entities, and (ii) six (6) year period following the Closing under the directors’ and officers’ liability insurance policies of the Acquired Entities to be in place prior to the Closing Date (the “D&O Tail” and together with the other tail policies under this Section 5.5(a), the “Tail Policies”) with respect to the matters set forth in this Section 5.5 that provides coverage no less favorable in scope and amount to the coverage provided by such policies prior to the Closing Date. The cost of the Tail Policies shall be borne 50% by the Seller Parties and 50% by Buyer.
(b)Buyer agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of the current or former directors, officers or employees of the Acquired Entities (the “Acquired Entity Indemnified Parties”) as provided in their respective Governing Documents and any indemnification or other similar Contracts of any Acquired Entity, in each case, as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Buyer shall cause the Acquired Entities to perform their respective obligations thereunder. Buyer shall not permit any such indemnification, advancement of expenses or exculpation provision to be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights of the Acquired Entity Indemnified Parties thereunder, unless any such amendment, repeal or modification is required by applicable Law. Any determination required to be made with respect to whether any Acquired Entity Indemnified Party’s conduct complies with an applicable standard under applicable Law, the applicable Governing Documents of any Acquired Entity or applicable indemnification agreements, as the case may be, shall be made by independent legal counsel to be agreed upon by the Acquired Entity Indemnified Party and Buyer acting reasonably.

(c)In the event that Buyer or any Acquired Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, Buyer or such Acquired Entity, as applicable, shall use commercially reasonable efforts to cause proper provision to be made so that the successors and assigns of Buyer or such Acquired Entity, as applicable, assume the covenants and agreements set forth in this Section 5.5.
(d)The provisions of this Section 5.5 (i) shall survive the Closing indefinitely, (ii) are intended to be for the benefit of, and shall be enforceable by, each indemnified or insured party (including the Acquired Entity Indemnified Parties), his or her heirs and his or her Representatives, all of which, are express third-party beneficiaries of this Section 5.5 and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.
Section 5.6Seller Names and Marks.
(a)Except as set forth in this Section 5.6, from and after the Closing, Buyer shall not use, or permit any of its Affiliates (including the Acquired Entities) to use, any Seller Names and Marks or any other Trademarks that would be reasonably expected to cause a likelihood of confusion with any of the Seller Names and Marks, in the operation or ownership of the Acquired Entities and Buyer shall, as soon as practicable, and in any event within ninety (90) days following the Closing Date (the “Wind Down Date”), remove, strike over or otherwise obliterate all the Seller Names and Marks from all materials, including signage, vehicles, facilities, business cards, schedules, stationery, packaging materials, displays, promotional materials, manuals, forms, software or other materials in Buyer’s possession through Buyer’s ownership of the Acquired Entities. The rights of the Acquired Entities (if any) to any of the Seller Names and Marks will automatically and immediately terminate on the Wind Down Date, unless otherwise mutually agreed in writing by the Parties. However, for clarity, the foregoing does not require Buyer or its Affiliates to remove any Seller Names and Marks solely to the extent they are included as of the Closing Date in any Source Code, internal programmer help files, internal build materials, or internal product development materials held by the Acquired Entities, to the extent such Seller Names and Marks included therein are not publicly displayed. Furthermore, without limiting either Party’s obligations regarding confidentiality, public statements or other matters under this Agreement, this Section 5.6 shall not be construed to prohibit Buyer or its Affiliates from referring to the Seller Names and Marks in factual descriptions of the Seller Parties’ prior ownership of the Acquired Entities for historical or informational purposes, provided that such marks are not used as a Trademark. From and after the Closing until the Wind Down Date, subject to the terms and conditions hereof, the Seller Parties hereby grant Buyer and its Affiliates a limited, personal, non-assignable and non-sublicensable, non-exclusive license to use the Seller Names and Marks solely in connection with transitioning to new names and marks in accordance with this Section 5.6. Any use by Buyer or any of its Affiliates of any of the Seller Names and Marks as permitted in this Section 5.6 is subject to their use of the Seller Names and Marks in a form and manner, and with standards of quality, of that in effect for the Seller Names and Marks as of the Closing Date. Buyer and its Affiliates shall not use the Seller Names and Marks in a manner that may reflect negatively on such name and marks or on the Seller Parties or their respective Affiliates.
(b)The license granted under this Section 5.6 may be terminated by written notice if Buyer or any of its Affiliates materially breaches this Section 5.6 and does not cure such breach within ten (10) days after written notice thereof from the Seller Parties. Upon such termination of the license granted hereunder, Buyer shall not use, and shall cause its Affiliates not to use, any of the Seller Names and Marks. As between the Parties hereto, the Seller Parties and their Affiliates are the sole and exclusive owners of all right, title, and interest in and to the Seller Names and Marks and all rights and goodwill associated therewith, and all uses of the Seller Names and Marks and the goodwill arising therefrom will inure solely to the benefit of the Seller Parties and their Affiliates.
(c)By the Wind Down Date, Buyer shall cause amendments to be filed to the certificates of incorporation or formation or other organizational documents of the Acquired Entities, as applicable, by which the Acquired Entities shall change their respective entity name to a name that does not include any of the Seller Names and Marks and is not confusingly similar to any of the Seller Names and Marks. Buyer shall be responsible for making all legal filings with any Governmental Authority to effect the elimination of any use of any Seller Names and Marks from the business of the Acquired Entities and to take any reasonably required action to give legal effect to any such change (e.g., by amending or eliminating from any organizational documents, certificates of assumed names, or “doing business as” filings and any other similar documents so as to remove the Seller Names and Marks from such documents); provided, that any historical or archived documents can remain in the Acquired Entities’ and their successors’ and assigns’ books and records, including for their archives.
Section 5.7Insurance. From and after the Closing, except as provided in the Transition Services Agreement and the Employee Leasing Agreement, (a) the operations, assets and liabilities of the Acquired Entities shall cease to be insured by any of Ultimate Seller Parent’s, Seller Parent’s, Seller’s or their respective Affiliates’ insurance policies or by any of their self-insured programs, and (b) neither Buyer nor any of its Affiliates (including, for the avoidance of doubt, the Acquired Entities) shall have any access, right, title or interest in or to any such insurance policies or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover the business, operations, assets or liabilities of the Acquired Entities in respect thereof, other than the Tail Policies. From and after the Closing, Buyer shall be responsible for securing all insurance it considers appropriate for the business, operations, assets or liabilities of the Acquired Entities, other than the Tail Policies.
Section 5.8Employee Matters.
(a)At least one (1) week prior to the end of the Lease Term (as defined in the Employee Leasing Agreement), Buyer shall offer, or shall cause an Affiliate of Buyer to offer employment to all of the Business Employees (the “Offered Employees”) with a substantially similar job title or position in which such Offered Employee is employed immediately prior to the Closing. The Offered Employees who accept employment with Buyer or one of its Affiliates shall be referred to herein as “Continuing Employees” and such employment shall commence immediately following the end of the Lease Term (the “Business Employee Hiring Date”).
(b)From the Closing Date until the first anniversary thereof (the “Benefits Continuation Period”), Buyer shall provide, or shall cause Affiliates of Buyer to provide, the Continuing Employees with compensation (including base salary, bonus, commissions and other incentive compensation opportunities, but excluding any equity compensation or retention bonuses) that is no less favorable than the compensation provided by the Seller Parties and their Affiliates to such Continuing Employee immediately prior to the Closing Date and employee benefits that, with respect to each Continuing Employee, are at least substantially comparable in the aggregate to the employee benefits provided by the Seller Parties and their Affiliates to such Continuing Employee immediately prior to the Closing Date.
(c)Buyer shall (i) waive, or shall use commercially reasonable efforts to cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare or fringe benefit plan of Buyer or any of its Affiliates in which a Continuing Employee is eligible to participate following the Closing Date to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Closing Date under the analogous Plan in which such Continuing Employee participated, (ii) provide, or cause to be provided, each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing Date (to the same extent such credit was given under the analogous Plan prior to the Closing Date) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize, or cause to be recognized, service prior to the Closing Date with the Seller Parties or their Affiliates (including the Acquired Entities) for purposes of eligibility to participate, vesting, determination of level of benefits and benefits accrual to the same extent such service was recognized by the Seller Parties or their Affiliates (including the Acquired Entities) under the analogous Plan in which such Continuing Employee participated immediately prior to the Closing Date; provided, however, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service, no service shall be taken into account for purposes of benefit accrual under any defined benefit pension plan, and no service shall be taken into account to the extent it would violate applicable Law.

(d)From and after the Closing Date, Buyer shall honor, and shall cause its Affiliates to honor, in accordance with its terms, (i) all obligations in effect as of the Closing Date under any bonus plans, programs or agreements of the Seller Parties, their Affiliates or any of the Acquired Entities for the benefit of any Business Employee, and (ii) all obligations in effect as of the Closing Date pursuant to outstanding retention plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Seller Parties, their Affiliates or any of the Acquired Entities for the benefit of any Business Employee; provided, however, that the foregoing shall not apply to any equity plans of Seller Parties, their Affiliates, or Acquired Entities or to the Retained Continuing Employee Liabilities.
(e)Buyer, for a period commencing at Closing and ending ninety (90) days after the Business Employee Hiring Date, shall not, and shall cause its Affiliates and each of the Acquired Entities not to (including, without limitation, during the Lease Term (as defined in the Employee Leasing Agreement) or pursuant to the terms of the Employee Leasing Agreement), effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN affecting in whole or in part any site of employment, facility, or operating unit of Buyer or any of the Acquired Entities, and shall not, and shall cause its Affiliates and each of the Acquired Entities not to, take any such action after such period without complying with all provisions of WARN.
(f)Nothing contained in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Plan, (ii) subject to Section 5.8(e), Section 5.8(g) and Section 5.8(h), shall limit the ability of Buyer, any Acquired Entity or any of their Affiliates to terminate any Business Employee following the Closing or give any Business Employee any right of continued employment with Buyer, any Acquired Entity or any of their Affiliates following the Closing, or (iii) shall create any third-party beneficiary rights in any Person.
(g)Without duplication of the obligations of Buyer and the Acquired Entities under the Employee Leasing Agreement, Buyer hereby assumes and will satisfy or perform in accordance with their terms or when otherwise due (i) the Accrued Effective Time Payroll and PTO (which will be included as a current liability in the calculation of Net Working Capital), and (ii) all liabilities, commitments and obligations of the Seller Parties and their Affiliates with respect to the Business Employees, whether related to events, occurrences or actions occurring prior to, on, or following, the Closing Date, including any liability or obligation arising out of or relating to any employee grievance with respect to the Business Employees (collectively, the “Assumed Continuing Employee Liabilities”). Notwithstanding the forgoing, the Retained Continuing Employee Liabilities (as defined below) shall not be assumed by Buyer or any of its Affiliates. For purposes of this Agreement, the “Retained Continuing Employee Liabilities” means (i) the Pre-Closing Health and Welfare Liabilities (as defined below), (ii) the Section 5.8(i) Payments, (iii) the provision of health plan continuation coverage (including all administrative and notice obligations) under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for any Business Employee who resigns or is terminated prior to the end of the Lease Term and for any Offered Employee who does not accept the employment offer from Buyer or its Affiliate, and (iv) any severance obligations to the Business Employees which arise prior to or in connection with the end of the Lease Term (as defined in the Employee Leasing Agreement) except in connection with any Buyer Severance Event; provided, however, that it is understood and agreed that all liabilities of the Seller Parties and their Affiliates in relation to the Business Employees with respect to payroll, vacation, paid time off or sick leave which relate to any time period occurring on or prior to the Effective Time will not be a Retained Continuing Employee Liability but instead will be included as a current liability in the calculation of Net Working Capital (all such liabilities, the “Accrued Effective Time Payroll and PTO”). At or following the Effective Time, Seller Parties shall timely pay all Retained Continuing Employee Liabilities if any when due. In addition, notwithstanding anything contained herein to the contrary, Seller Parties and their Affiliates will have no liabilities or obligations with respect to the Business Employee Pro Rata Annual Bonus Amounts.
(h)The Seller Parties and their Affiliates (excluding the Acquired Entities) will be responsible for all claims to the extent incurred prior to the Effective Time by the Business Employees and their dependents under health and welfare Plans of the Seller Parties and their Affiliates, whether or not such claims are submitted or reimbursed under such health and welfare Plans prior to or following the Effective Time (all such claims and liabilities, the “Pre-Closing Health and Welfare Liabilities”). In

addition, Buyer and its Affiliates will be responsible for all claims to the extent incurred following the Effective Time by the Continuing Employees and their dependents under the Plans and under health and welfare plans of Buyer and its Affiliates (all such claims and liabilities, the “Post-Closing Health and Welfare Liabilities”), subject to the terms of, and without duplication of the obligations of Buyer and the Acquired Entities under, the Employee Leasing Agreement and Transition Services Agreement. In addition, notwithstanding anything contained herein to the contrary, Buyer and its Affiliates will be responsible for any liability or obligation to pay severance benefits to any Business Employee who does not become an Offered Employee arising on or after the Effective Time, but only if as a result of (x) being terminated as an employee at the direction of Buyer or its Affiliate during the Lease Term pursuant to the terms of the Employee Leasing Agreement, or (y) not receiving an offer of employment from Buyer or its Affiliates prior to the end of the Lease Term (any such event, a “Buyer Severance Event”). The amount of such severance benefits payable by Buyer to any such Business Employee in connection with any Buyer Severance Event will be determined under the applicable severance practices and programs of Buyer and its Affiliates; provided, however, that, Buyer and its Affiliates shall recognize service prior to the Closing Date with the Seller Parties or their Affiliates (including the Acquired Entities) for purposes of the determination of the level of benefits under such severance practices and programs in connection therewith.
(i)Following the Closing, Seller Parent or its Affiliates may make each of the payments contemplated as Item 2 on Schedule 3.17(f) of the Disclosure Schedules (the “Section 5.8(i) Payments”). For the avoidance of doubt, any such Section 5.8(i) Payments will be made by the Seller Parent or their Affiliates (excluding the Acquired Entities).
Section 5.9Further Assurances.
(a)In case at any time after the Closing any further actions may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement, each of the Parties shall take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request. Each Party shall bear its own costs and expenses in compliance with this Section 5.9(a).
(b)Buyer acknowledges that, following the Closing, Ultimate Seller Parent and its Affiliates may have bona fide business or legal needs that require Ultimate Seller Parent and its Affiliates to prepare certain audited or unaudited financial statements with respect to the Acquired Entities for pre-Closing periods. To assist Ultimate Seller Parent and its Affiliates in preparing such financial statements, upon the Seller Parties’ reasonable written request, Buyer agrees to, and to cause its Affiliates and Representatives to, reasonably cooperate with Ultimate Seller Parent and its Affiliates in connection therewith by, among other things, providing Ultimate Seller Parent and its Affiliates with reasonable access to Buyer’s and its Affiliates (including, following the Closing, the Acquired Entities) respective accounting books and records solely for such purpose. The Seller Parties shall reimburse Buyer for all reasonable and documented out-of-pocket fees and expenses incurred by Buyer and its Affiliates in connection with performing its obligations under this Section 5.9(b).
Section 5.10Website Links. For a period of six (6) months following the Closing Date, the Seller Parties shall maintain, or shall cause to be maintained, on the websites identified on Schedule 5.10 (collectively, the “Legacy Websites”), a link to a website or websites designated by Buyer for the purpose of redirecting website traffic from such Legacy Websites to the website for an Acquired Entity, Buyer or one of Buyer’s Affiliates.
Section 5.11Representation and Warranty Insurance Policy. Buyer shall cause the R&W Insurance Policy to be issued, in the form attached hereto as Exhibit D, promptly following the Closing and, upon the issuance of the R&W Insurance Policy, Buyer shall promptly deliver to the Seller Parties a true and complete copy of the R&W Insurance Policy as issued. Buyer and Seller shall each pay 50% of the R&W Insurance Policy Cost.
Section 5.12Forwarding of Collected Payment. From and after the Closing, (i) Seller Parent shall, and shall cause its Affiliates (excluding, for the avoidance of doubt, the Acquired Entities) to, promptly forward to the Acquired Entities any payments that such Person receives which are payable to the Acquired Entities as well as all material supporting documents, and (ii) Buyer shall, and shall cause its Affiliates (including the Acquired Entities) to, promptly forward to Seller Parent or its Affiliates any payments that such Person receives which are payable to Seller Parent or its Affiliates as well as all material supporting documents.
ARTICLE VI
INDEMNIFICATION

Section 6.1Survival; Etc. All representations and warranties made by Buyer in ARTICLE IV of this Agreement shall survive the Closing Date and expire on the date that is twelve (12) months from the Closing Date (unless on or before such date, the Seller Parties notify Buyer in writing of a claim or breach specifying, to the extent then known by the Seller Parties, the factual basis of that claim or breach in reasonable detail), except that Section 4.1, Section 4.2, Section 4.4 and Section 4.7 shall survive indefinitely. None of the representations or warranties made by the Seller Parties in ARTICLE III of this Agreement shall survive the Closing and no liability or claim therefor shall survive the Closing; provided, however, that (i) notwithstanding the foregoing, the Specified Representations shall survive the Closing Date and expire on the date that is twelve (12) months from the Closing Date for purposes of the indemnification obligations under Section 6.2, subject to the limitations set forth in ARTICLE VI, and (ii) nothing contained in this sentence will limit the indemnification obligations of the Seller Parties in respect of the Specified Indemnity Matters under Section 6.2, subject to the limitations set forth in ARTICLE VI (including Section 6.6(b)). The period of time a representation or warranty or other item survives the Closing, if any, pursuant to this ARTICLE VI shall be the “Survival Period” with respect to such item. It is the express intent of the Parties that, if the applicable Survival Period for an item as contemplated by this ARTICLE VI is shorter than the statute of limitations that would otherwise have been applicable to such item, then the applicable statute of limitations with respect to such item shall be reduced to the shorter Survival Period contemplated hereby. In furtherance of the foregoing, Buyer, on behalf of itself and its respective Affiliates (including, following the Closing, the Acquired Entities), successors and permitted assigns, waives, from and after the Closing Date, to the fullest extent permitted under applicable Law, any and all rights and claims for Losses or other costs, expenses, judgments, fines, claims, damages and assessments it may have against the Seller Parties arising under, relating to or based upon a breach of the representations or warranties made by the Seller Parties in ARTICLE III of this Agreement, except for the Indemnification Obligations. In furtherance of the foregoing, Buyer, on behalf of itself and its respective Affiliates (including, following the Closing, the Acquired Entities), successors and permitted assigns, acknowledges and covenants and agrees that the limitation on and waivers of liability in this ARTICLE VI may not be avoided or restricted, and covenants and agrees not to attempt to avoid or restrict such waiver, including without limitation by (a) seeking damages or any other relief or remedy of any kind, whether at law or in equity, whether for breach of contract, in tort, under statute, or pursuant to any other theory of liability, all of which are hereby irrevocably waived, or (b) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations and warranties contained in this Agreement. Notwithstanding the foregoing, (i) this ARTICLE VI shall not limit the ability of any party to recover pursuant to the terms of any Ancillary Agreement, (ii) this ARTICLE VI shall not limit the ability of any Party to seek specific performance in accordance with Section 7.12 of this Agreement, (iii) this ARTICLE VI shall not limit the ability of any Party to recover against the other Party(ies) hereto for any breach of any covenant or agreement made by such other Party(ies) in this Agreement (but excluding, for purposes of clarity, any breach of any representations and warranties set forth in ARTICLE III or ARTICLE IV of this Agreement), (iv) this ARTICLE VI shall not limit the ability of any party to recover pursuant to the terms of Section 2.5 of this Agreement; (v) the Buyer Indemnified Persons shall be entitled to recover with respect to the Indemnification Obligations to the extent provided by, and subject to the limitations of, this ARTICLE VI; and (vi) Buyer shall have the right to maintain or recover its actual damages (excluding any consequential, special, punitive or exemplary damages, any damages based on diminution of value, multiple of profits or cash flows, lost profits or similar theories or any other non-out-of-pocket damages) in connection with any Action or claim related to any breach of ARTICLE III of this Agreement by the Seller Parties to the extent based upon Fraud committed by the Seller Parties; provided, that the maximum aggregate obligation of the Seller Parties with respect to any such Action or claim based upon Fraud shall not exceed the Purchase Price; and provided, further, that any such right to pursue any Action or claim based upon Fraud shall be subject to, and governed by, the disclaimers and acknowledgments of non-reliance contained in Section 3.26 and Section 4.7 of this Agreement. This ARTICLE VI is not intended to limit the survival periods contained in the R&W Insurance Policy. Notwithstanding anything to the contrary contained herein, but subject to the obligations of the Buyer set forth in Section 6.6(a) and Section 6.6(c) below, no limitations (including any survival limitations and other limitations set forth in this ARTICLE VI), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of the Buyer to make claims under or recover under the R&W Insurance Policy; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy and further understood that the terms, conditions and limitations set forth in the R&W Insurance Policy shall not modify the indemnification obligations of Seller Parties. In addition, following the Closing Date, Buyer shall not (and shall cause its Affiliates not to) amend, modify or terminate the R&W Insurance Policy in a manner that would adversely affect in any material respect the Seller Parties or any Affiliate thereof, or any Non-Recourse Party associated with the Seller Parties or any Affiliates thereof, without the written consent of Seller Parent.

Section 6.2Indemnification and Payment of Losses by Seller Parties. Subject to the limitations set forth in this ARTICLE VI, the Seller Parties, jointly and severally, shall defend, indemnify, and hold harmless Buyer and the Acquired Entities and their respective controlled Affiliates (collectively, the “Buyer Indemnified Persons”) against any Losses which any Buyer Indemnified Person incurs as a result of (i) any breach of the Specified Representations, or (ii) the matters set forth on Schedule 6.2 (such indemnifiable matters under clause (ii), the “Specified Indemnity Matters;” and such indemnification obligations under clauses (i) and (ii) above, collectively, the “Indemnification Obligations”). For purposes of this Agreement, the “Specified Representations” means (x) clauses (i), (ii), (iii) and (v) of Section 3.3(a) (Non-Contravention) (it being understood and agreed that, for the avoidance of doubt, the failure to obtain any consent or deliver any notice listed on Schedule 3.3(a) shall not constitute a breach of Section 3.3(a)), and (y) the last two sentences of Section 3.14(b) (Material Contracts).
Section 6.3Indemnification and Payment of Losses by Buyer. Subject to the limitations set forth in this ARTICLE VI, Buyer shall defend, indemnify, and hold harmless Ultimate Seller Parent, the Seller Parties and their respective controlled Affiliates (collectively, the “Seller Indemnified Persons”) against any Losses which any Seller Indemnified Person incurs as a result of any breach of the representations and warranties in ARTICLE IV.
Section 6.4Defense of Claims. If an indemnified party hereto seeks indemnification under this Article VI, such party (the “Indemnified Party”) shall as promptly as reasonably possible give written notice (an “Indemnification Notice”) to the other party (the “Indemnifying Party”) after receiving written notice of any Action against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party. If any Action shall be brought or asserted by any third party (a “Third Party Claim”) which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article VI, the Indemnified Party shall also as promptly as reasonably possible notify the Indemnifying Party of the same in writing, specifying in detail the basis of such Third Party Claim and the facts pertaining thereto. The Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense of such Third Party Claim, at its own expense, by providing written notice to the Indemnified Party within twenty (20) days after the Indemnifying Party receives written notice of the Third Party Claim; provided, however, that the Indemnified Party shall have the right to engage its own counsel, at its own expense, to participate in such defense, it being understood that the Indemnifying Party (if it so elects) shall control such defense. In the event the Indemnifying Party does not assume the defense of such Third Party Claim in the manner specified above, or if, in the reasonable opinion of counsel to the Indemnified Party, there is a material conflict of interest between the defense of the Indemnified Party and of the Indemnifying Party, then upon notice to the Indemnifying Party, the Indemnified Party may elect to engage separate counsel to conduct its defense, at the expense of the Indemnifying Party. In the event the Indemnifying Party assumes the defense of any Third Party Claim, (i) then in no event will the Indemnified Party admit any liability with respect to, or settle, compromise, or discharge, any Third Party Claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), and (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), unless such judgment, settlement or compromise (a) provides for the payment of money as sole relief for the claimant, (b) results in the full and general release of all Indemnified Persons from all Losses arising or relating to, or in connection with, the Third Party Claim, and (c) involves no finding or admission of violation of any Law. If the Indemnifying Party does not assume the defense of any such Third Party Claim, the Indemnified Party may defend the claim in a manner as it may deem appropriate, provided that the Indemnified Party shall not be entitled to settle or otherwise dispose of any such Third Party Claim with the Indemnifying Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed). With respect to any Third Party Claim subject to indemnification under this ARTICLE VI: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed in all material respects of the status of such Third Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel, and (ii) the Indemnified Party and the Indemnifying Party agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.
Section 6.5Tax Treatment. Any amounts paid to or on behalf of the Seller Parties as indemnification shall be treated as an adjustment to the Closing Consideration to the extent permitted by applicable Law.
Section 6.6Scope of and Limits on Indemnification; Calculation of Losses.
(a)Order of Recourse. Notwithstanding anything to the contrary contained in this Agreement. Losses owed to any Buyer Indemnified Person as a result of a claim made pursuant to Section 6.2 shall: (i) first be paid out under the R&W Insurance Policy (to the extent applicable and not excluded from coverage thereunder), and (ii) second, through the direct indemnification obligations of the Seller Parties pursuant to Section 6.2, provided that the Buyer Indemnified Persons will only be entitled to recover pursuant to Section 6.2 if (x) the limits under the R&W Insurance Policy have been exhausted, or (y) if the limits under the R&W Insurance Policy have not been exhausted, Buyer has complied with its obligations under this Section 6.6(a) and Section 6.6(c) below. Notwithstanding anything contained herein to the contrary, prior to bringing any claim pursuant to this Agreement or any Ancillary Agreement that may be subject to coverage under the R&W Insurance Policy (a “Potential R&W Insurance Claim”), Buyer (i) shall submit such Potential R&W Insurance Claim under the R&W Insurance Policy, up to the R&W Insurance Policy Limit Amount, (ii) shall promptly notify the Seller Parties of the submission of such Potential R&W Insurance Claim under the R&W Insurance Policy, and provide such information from time to time as the Seller Parties may reasonably request relating to the status of such claim, (iii) shall keep the Seller Parties reasonably informed of the progress of any action taken in respect thereof, and (iv) shall not be entitled to bring any claim against any Seller Party (other than any claim brought solely for the purpose of maintaining the survival of such claim for purposes of the time limitations set forth in Section 6.6(b) hereunder) in connection with any such Potential R&W Insurance Claim until such time that (A) Buyer has recovered proceeds under the R&W Insurance Policy in respect of such Potential R&W Insurance Claim, and/or (B) to the extent such claim is denied coverage under the R&W Insurance Policy by the insurer, the Buyer Indemnified Persons have used commercially reasonable efforts to cause such denial to be reversed or rescinded and to obtain coverage for such Losses (including to file an arbitration claim against the insurer or otherwise go through the dispute resolution process of arbitration set forth in the R&W Insurance Policy); provided, that the Buyer Indemnified Person may not recover from the Seller Parties for the retention amount under the R&W Insurance Policy. Notwithstanding anything to the contrary herein, all qualifying references in representations and warranties in this Agreement to “Business Material Adverse Effect,” “material,” or “material respect,” are to be excluded with regard to determining whether there has been a breach of such representation or warranty, and with regard to the amount of any Losses for which the Buyer Indemnified Party is entitled to indemnification under this Article VI in respect of such representations and warranties; provided, however, that the foregoing shall not apply with respect to (i) any materiality qualifier that is included in a defined term (e.g., Material Contracts and Material Permits), and (ii) the representation or warranty contained in clause (x) of Section 3.7(a).

(b)Basket; Cap; Time Limit. The Buyer Indemnitees shall not be entitled to recover indemnifiable Losses under clause (i) of Section 6.2 with respect to any breach of the Specified Representations unless the aggregate Losses for all such breaches exceed $480,000 (the “Deductible”) (following which the Buyer Indemnified Persons shall be entitled to indemnification for any such Losses in excess of the Deductible, subject to Section 6.6 and the other terms and provisions of this ARTICLE VI). The Seller Parties’ aggregate liability under this ARTICLE VI shall in no event exceed $10,000,000. Any claim for indemnification by a Buyer Indemnified Person must be submitted by providing an Indemnification Notice under Section 6.4 on or prior to the first anniversary of the Closing Date and if delivered within such survival period, then the subject matter on which such claim is or may in the future be based, the right to commence a proceeding in respect thereof, and the right to recovery of Losses arising out of, related to or resulting from such claim, shall survive such expiration until such claim is fully and finally resolved.
(c)Calculation of Losses. Nothing in this Agreement in any way restricts or limits the general obligation of an Indemnified Party to use commercially reasonable efforts to mitigate any Losses that it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, covenant or obligation of such Indemnifying Party under this Agreement. Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable efforts to mitigate any Losses (upon becoming aware of any event or circumstance that gives rise thereto), and will not be entitled to recover Losses that are otherwise indemnifiable hereunder to the extent that such Indemnified Party has not taken such commercially reasonable efforts. Further, without limiting the obligations of the Buyer Indemnified Persons under Section 6.6(a) in respect of the R&W Insurance Policy, each Buyer Indemnified Person shall use its reasonable efforts to make insurance claims relating to any indemnifiable event for which it is seeking indemnification pursuant to this ARTICLE VI. The amount of any Losses for which indemnification is provided under ARTICLE VI shall be net of (A) any amounts actually recovered by the Buyer Indemnified Party pursuant to any indemnification by or indemnification agreement with any non-affiliate third party and (B) any insurance proceeds (including proceeds under the R&W Insurance Policy) actually received as an offset against such Losses, in each case with respect to the foregoing clauses (A) and (B), less any reasonable out-of-pocket costs and expenses incurred in connection therewith.
(d)No Duplication of Recovery. Notwithstanding anything contained herein to the contrary, indemnifiable Losses shall not include any Losses to the extent taken into account in connection with the determination of the Final Net Working Capital Amount and/or the Final Acquired Entity Indebtedness. All indemnifiable Losses shall be determined without duplication of recovery under other provisions of this Agreement.
(e)No Right of Offset. No Party or any Affiliate thereof shall have any right to offset in connection with any payment due pursuant to this Agreement (including in connection with the Indemnification Obligations) or any Ancillary Agreements; provided, however, that a Party or any Affiliate thereof shall be entitled to exercise a right of offset: (i) as provided in any written agreement between the Parties providing for such right of offset, or (ii) to the extent that a Party (or Affiliate thereof) is owed an amount from such other Party (or Affiliate thereof) pursuant to a final judgment or decree of a court of competent jurisdiction (the judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined).
ARTICLE VII
MISCELLANEOUS
Section 7.1Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Buyer and the Seller Parties. No course of dealing between or among Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. Any waiver shall be valid only if set forth in an instrument in writing signed by (x) in the case of any waiver for the benefit of the Seller Parties, Buyer, or (y) in the case of any waiver for the benefit of Buyer, Seller Parent.
Section 7.2Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing (including by email) and sufficient if delivered personally, sent by nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) or by email (if applicable) as follows:
Notices to the Seller Parties:

i3 Verticals, LLC
40 Burton Hills Boulevard, Suite 415
Nashville, Tennessee 37215
Attention: Paul Maple
     Geoff Smith
E-Mail: pmaple@i3verticals.com
    gsmith@i3verticals.com

with copies to (which shall not constitute notice to the Seller Parties):
Bass, Berry & Sims PLC
21 Platform Way South, Suite 3500
Nashville, Tennessee 37203
Attention: J. Page Davidson
Kevin H. Douglas
Tyler D. Huseman
Email: pdavidson@bassberry.com
kdouglas@bassberry.com
tyler.huseman@bassberry.com

Notices to Buyer:

Infinx, Inc.
25700 Interstate 45, North, Suite 120
Houston, Texas 77386
Attention: CEO
E-mail: jaideep@infinx.com

with copies to (which shall not constitute notice to Buyer):

Infinx Healthcare
20380 Town Center Lane, Suite 165
Cupertino, CA 95014
Attention: General Counsel
E-mail: corporatelegal@infinx.com

And
Stinson LLP
50 South Sixth Street, Suite 2600

Minneapolis, MN 55402
Attention: Jill Radloff
Email: jill.radloff@stinson.com

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance with this Section 7.2. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of receipt and (ii) in the case of email, upon receipt.

Section 7.3Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the Parties hereto (x) without the prior written consent of Seller Parent, in the case of any assignment by Buyer, and (y) without the prior written consent of Buyer, in the case of any assignment by the Seller Parties, provided that, any Party shall be permitted to assign their respective rights and obligations under this Agreement to any Affiliate thereof, provided, further, that any assignment or delegation pursuant to this Agreement will not relieve the assigning Party from any of its obligations hereunder. Notwithstanding the foregoing, Buyer may assign all or part of its rights under this Agreement and delegate all or part of its obligations under this Agreement (a) as collateral security, to any lender to Buyer, and (b) in connection with a post-Closing sale of all or substantially all of the assets or equity of Buyer. In the event of any such assignment and delegation the term “Buyer” as used in this Agreement shall be deemed to refer to each such assignee and shall be deemed to include both Buyer and each such assignee.
Section 7.4Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 7.5Construction.
(a)Each Party agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The term “or” shall be deemed to mean the conjunctive “and/or”. Any reference to any particular Code section or any other law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto. Any reference herein to “delivered”, “provided” or “made available” to Buyer means, with respect to any document or information, that the same either (i) has been made available to Buyer at least one (1) day prior to the date of this Agreement by means of the Data Room; or (ii) has been actually delivered or provided (including electronically) to Buyer or any of Buyer’s Representatives.

Section 7.6Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.
Section 7.7No Third Party Beneficiaries. Except as otherwise expressly set forth in Section 5.5, Section 7.15, Section 7.16 and Section 7.17 of this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.
Section 7.8Complete Agreement. This Agreement and the documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral; provided, however, that (i) the Confidentiality Agreement will continue in full force and effect in accordance with its terms, subject to Section 5.2 of this Agreement, and (ii) the Buyer Confidentiality Letter Agreement will continue in full force and effect in accordance with its terms.
Section 7.9Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, electronic signature, digital imaging device (i.e., pdf format) or similar electronic format, all of which taken together shall constitute one and the same instrument.
Section 7.10Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 7.11Expenses. Except as otherwise provided herein, each Party hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the Transactions, including, but not limited to, any such costs and expenses incurred by any Party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives and consultants).
Section 7.12Specific Performance. Each of the Parties acknowledges and agrees that irreparable harm would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that, in the event of any breach or threatened breach by the other Party(ies) of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled to (in addition to any other remedy that may be available to it in Law and equity, including monetary damages) (i) an injunction restraining such breach or threatened breach and (ii) an order of specific performance to enforce the observance and performance of such covenant or obligation (including the obligations of the Parties to consummate the transactions contemplated by this Agreement), without proof of actual damages, and each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Each Party agrees not to raise any objections (including any defense or counterclaim that there is an adequate remedy in law) to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 7.12.
Section 7.13Dispute Resolution.
(a)Each of the Parties hereby irrevocably and unconditionally (i) submits and consents in any suit, proceeding or Action arising out of or related to this Agreement or any Ancillary Agreement to the exclusive jurisdiction and venue of the state chancery courts located in New Castle County, Delaware and the United States District Court for the District of Delaware located in New Castle County, Delaware (including, without limitation, any such suit, proceeding or Action seeking equitable relief pursuant to Section 7.12 of this Agreement), (ii) agrees that all claims in respect of any such suit, proceeding or Action must be heard and determined exclusively in such courts, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any Action arising out of or relating to this Agreement or any Ancillary Agreement in any other jurisdiction, and (v) waives any defense of inconvenient forum to the maintenance of any Action so brought. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 7.13(a) in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 7.2. However, the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method. Each of the Parties agrees that a final judgment in any Action in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
(b)TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. THE PARTIES HEREBY AGREE THAT ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE EACH SUCH PARTY’S RIGHT TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS AND WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
Section 7.14Incorporation of Appendices, Exhibits and Schedules. The appendices, exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
Section 7.15Mutual Release.
(a)Effective upon the Closing and without further action by any Person, Buyer, on behalf of itself and each of the Acquired Entities (each, a “Buyer Releasing Person”), hereby irrevocably, unconditionally and fully waives, acquits, remises, and forever discharges and releases Ultimate Seller Parent, Seller Parent, Seller and their respective Subsidiaries (other than the Acquired Entities) (collectively, the “Seller Released Parties”) from any and all liabilities or obligations of any kind or nature whatsoever, in each case arising or occurring or that could have arisen or occurred from any actions, omissions or state of facts occurring, not occurring or in existence (whether or not known) on or prior to the Closing and whether absolute or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, matured or unmatured or determined or determinable, and whether arising under any Law, Contract, arrangement, or understanding, whether written or oral or otherwise at law or in equity, that, in any such case, arises out of or relates to the relationship between the Seller Released Parties and the Acquired Entities (collectively, the “Buyer Released Claims”), and Buyer, on behalf of itself and each other Buyer Releasing Person, covenants and agrees not to sue, assert or otherwise seek to recover any amounts in any forum in regard to any Buyer Released Claims from any of the Seller Released Parties (except as provided in this Agreement or any Ancillary Agreement, in each case, only to the extent set forth herein or therein). Buyer, on behalf of itself and each other Buyer Releasing Person, acknowledges and agrees that facts in addition to or different from those which are now known or believed to be true with respect to the subject matter of this release may hereafter be discovered, but Buyer, on behalf of itself and each other Buyer Releasing Person, agrees to remain bound hereby and hereby fully releases all Buyer Released Claims without regard to the subsequent discovery or existence of different or additional facts and waives the protection of any statute or doctrine limiting a release of unknown or unsuspected Buyer Released Claims. Without limitation of the foregoing, Buyer, on behalf of itself and each other Buyer Releasing Person, hereby waives the application of any provision of Law that purports to limit the scope of a general release. For the avoidance of doubt, nothing in this Section 7.15(a) constitutes, or shall be deemed to constitute, a release of any claim that any Party may have under this Agreement or any Ancillary Agreement.
(b)Effective upon the Closing and without further action by any Person, each of the Seller Parties and their Subsidiaries (other than the Acquired Entities) (each, a “Seller Releasing Person”), hereby irrevocably, unconditionally and fully waives, acquits, remises, and forever discharges and releases Buyer and the Acquired Entities and their respective Subsidiaries (collectively, the “Buyer Released Parties”) from any and all liabilities or obligations of any kind or nature whatsoever, in each case arising or occurring or that could have arisen or occurred from any actions, omissions or state of facts occurring, not occurring or in existence (whether or not known) on or prior to the Closing and whether absolute or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, matured or unmatured or determined or determinable, and whether arising under any Law, Contract, arrangement, or understanding, whether written or oral or otherwise at law or in equity, that, in any such case, arises out of or relates to the relationship between the Seller Releasing Persons and the Acquired Entities (collectively, the “Seller Released Claims”), and each Seller Party, on behalf of itself and each other Seller Releasing Person, covenants and agrees not to sue, assert or otherwise seek to recover any amounts in any forum in regard to any Seller Released Claims from any of the Buyer Released Parties (except as provided in this Agreement or any Ancillary Agreement, in each case, only to the extent set forth herein or therein). Each Seller Party, on behalf of itself and each other Seller Releasing Person, acknowledges and agrees that facts in addition to or different from those which are now known or believed to be true with respect to the subject matter of this release may hereafter be discovered, but each Seller Party, on behalf of itself and each other Seller Releasing Person, agrees to remain bound hereby and hereby fully releases all Seller Released Claims without regard to the subsequent discovery or existence of different or additional facts and waives the protection of any statute or doctrine limiting a release of unknown or unsuspected Seller Released Claims. Without limitation of the foregoing, each Seller Party, on behalf of itself and each other Seller Releasing Person, hereby waives the application of any provision of Law that purports to limit the scope of a general release. For the avoidance of doubt, nothing in this Section 7.15(b) constitutes, or shall be deemed to constitute, a release of any claim that any Party may have under this Agreement or any Ancillary Agreement.
Section 7.16Waiver of Conflicts. Recognizing that Bass, Berry & Sims PLC (“BBS”) has acted as legal counsel to the Acquired Entities prior to the Closing, and that BBS may act as legal counsel to Ultimate Seller Parent, Seller Parent, Seller, or their respective Affiliates (which will no longer include the Acquired Entities as of the Closing) after the Closing, each of Buyer and the Acquired Entities (the “Post-Closing Buyer Group”) hereby waives, on its own behalf, and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with BBS representing Ultimate Seller Parent, Seller Parent, Seller and/or their respective Affiliates after the Closing as such representation may relate to Buyer, the Acquired Entities or the Transactions or any dispute hereunder. In addition, all communications involving attorney-client confidences or communications between Ultimate Seller Parent, Seller Parent, Seller, the Acquired Entities or their respective Affiliates (the “Pre-Closing Company Group”) and their legal counsel, including BBS (collectively, the “Seller Legal Providers”), in the course of the negotiation, documentation and consummation of the Transactions or otherwise related to any dispute or Action arising under or in connection with this Agreement and the Transactions (the “Attorney Communications”) shall be deemed to be attorney-client confidences and communications that belong solely to the Pre-Closing Company Group (but not the Acquired Entities). Accordingly, following the Closing, the Post-Closing Buyer Group shall not, without Seller Parent’s consent, access any Attorney Communications, or the files of any Seller Legal Providers relating to its engagement that constitute Attorney Communications, whether or not such communications or files are in the possession of an Acquired Entity. Without limiting the generality of the foregoing, upon and after the Closing, (a) the applicable portion of the Pre-Closing Company Group (but not the Acquired Entities) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Acquired Entities shall not be a holder thereof, (b) to the extent that files of the Seller Legal Providers in respect of such engagement constitute property of the client, only the applicable portion of the Pre-Closing Company Group (and not the Acquired Entities) shall hold such property rights and (c) the Seller Legal Providers shall have no duty whatsoever to reveal or disclose any such Attorney Communications or files to the Post-Closing Buyer Group by reason of any attorney-client relationship between BBS and the Acquired Entities or otherwise.
Section 7.17Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party to this Agreement (and then only with respect to the specific obligations set forth herein with respect to such Party), no past, present or future director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, agent, attorney or other Representative of any Party hereto or of any Affiliate of any Party hereto, or any of their successors or permitted assigns (any such person, a “Non-Recourse Party”), shall have any liability or obligations to any Party hereto under this Agreement or for any claim based on, in respect of or by reason of the transactions contemplated hereby.
Section 7.18Disclosure Generally. The Disclosure Schedules have been arranged, for purposes of convenience only, as separately titled Disclosure Schedules corresponding to the Sections of this Agreement. Any information set forth in any Disclosure Schedule shall be considered to have been set forth in each other Disclosure Schedule and shall be deemed to modify the representations and warranties in the applicable Article to the extent that it is reasonably apparent that the disclosure in one Section is applicable to other Sections. Accordingly, and subject to the foregoing sentence, any indicated response of “None” as to any Disclosure Schedule shall not in any way limit or qualify the effect of the foregoing sentence. The specification of any Dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business, and neither Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy with any Party as to whether any obligation, item or matter not described herein or included in a Disclosure Schedule is or is not required to be disclosed (including whether such amounts are required to be disclosed as material) or in the ordinary course of business for the purposes of this Agreement. The information contained in the Disclosure Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement. The information contained in the Disclosure Schedules is intended to qualify the representations and warranties in the applicable Article but is not intended to constitute a representation or warranty itself for purposes of this Agreement.
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[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

                        BUYER:

                        INFINX, INC.

                        By:     /s/ Jaideep Tandon
                        Name:     Jaideep Tandon
                        Title:     President and CEO

SELLER PARENT:

                        i3 VERTICALS, LLC

                        By: i3 Verticals, Inc.
                        Its: Managing Member

                        By:     /s/ Rick Stanford
                        Name:     Rick Stanford
                        Title:     President

SELLER:

                        i3 HEALTHCARE SOLUTIONS, LLC

                        By:     /s/ Rick Stanford
                        Name:     Rick Stanford
                        Title:     President

[Signature Page to Securities Purchase Agreement]